UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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KULICKE AND SOFFA INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6 Serangoon North, Avenue 5, #03-16, Singapore 554910

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 19, 2013

THE ANNUAL MEETING OF SHAREHOLDERS OF KULICKE AND SOFFA INDUSTRIES, INC. (the “Company”) will be held on Tuesday, February 19, 2013, at 4:30 p.m. (Singapore Time) at the Company’s headquarters at 6 Serangoon North, Avenue 5, #03-16, Singapore 554910, for the following purposes:

1.	To elect Mr. Chin Hu Lim and Mr. Garrett E. Pierce as directors to serve until the 2017 Annual Meeting;
2.	To ratify the appointment of PricewaterhouseCoopers LLP (Singapore) as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2013;
3.	To hold an advisory vote on the overall compensation of the Company’s named executive officers as described in the Compensation Discussion & Analysis and the accompanying tabular and narrative disclosure as included herein; and
4.	To transact such other business as may properly come before the annual meeting.

The board of directors has fixed the close of business on December 12, 2012 as the record date for the determination of holders of common shares entitled to notice of and to vote at the annual meeting.

All shareholders are cordially invited to attend the annual meeting, but whether or not you expect to attend the annual meeting in person, the Company encourages you to vote promptly. You may vote your shares using a toll-free telephone number, over the Internet, or, if you request a paper copy of the proxy card, by signing and dating it and returning it promptly. If you attend the annual meeting, you may (but do not have to) revoke your proxy and vote in person.

By Order of the Board of Directors

SUSAN WATERS
Secretary

January 7, 2013

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on February 19, 2013

Our Notice of Annual Meeting, Proxy Statement for the 2013 Annual Meeting and Annual Report to Shareholders are enclosed and are also available at www.kns.com/pages/AnnualReports.aspx.

6 Serangoon North, Avenue 5, #03-16, Singapore 554910

PROXY STATEMENT

January 7, 2013

The enclosed proxy is solicited by the board of directors of Kulicke and Soffa Industries, Inc. (the “Company”). The annual meeting of shareholders of the Company will be held on Tuesday, February 19, 2013, at 4:30 p.m. (Singapore Time) at the Company’s headquarters at 6 Serangoon North, Avenue 5, #03-16, Singapore 554910. As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is making its proxy statement and its 2012 Annual Report to Shareholders (which includes the Company’s Annual Report on Form 10-K) available electronically via the Internet. On January 7, 2013, the Company mailed to its shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and the Company’s annual report and how to vote online. Shareholders who received the Notice will not receive a printed copy of the proxy materials in the mail unless they so request. If you would like to receive a printed copy of the Company’s proxy materials, please follow the instructions included in the Notice.

Voting and Revocability of Proxies

The Company’s board of directors has fixed the close of business on December 12, 2012 as the record date for determining the shareholders entitled to vote at the Company’s 2013 annual meeting of shareholders. As of the record date, there were 75,073,455 of the Company’s common shares outstanding. Each common share is entitled to one vote on all matters presented at the meeting.

When voting is properly authorized over the Internet or by telephone, or proxies are properly dated, executed and returned, the common shares so represented will be voted at the annual meeting in accordance with the instructions of the shareholder. If no specific instructions are given on a proxy executed by a shareholder of record, the common shares will be voted “FOR” the: (1) election of Mr. Chin Hu Lim and Mr. Garrett E. Pierce as directors; (2) ratification of the appointment of PricewaterhouseCoopers LLP (Singapore) (“PwC Singapore”), as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2013; and (3) approval, on a non-binding basis, of the compensation of the Company’s named executive officers as described in the Compensation Discussion & Analysis together with the accompanying tabular and narrative disclosure as included in this proxy statement. A shareholder may revoke a proxy at any time before its use by (a) delivering a later executed proxy or written notice of revocation to the Secretary of the Company, (b) attending the annual meeting and giving notice of such revocation or (c) granting a subsequent proxy by Internet or telephone. Attendance at the annual meeting does not by itself constitute revocation of a proxy.

The presence of a majority of the common shares entitled to vote at the annual meeting, represented in person or by proxy, constitutes a quorum. If a quorum is present, (1) the nominees for director receiving the highest number of votes cast at the annual meeting will be elected and (2) the affirmative vote of a majority of the total votes cast by all shareholders entitled to vote at the annual meeting will be required to ratify the appointment of PwC Singapore. The advisory vote to approve the compensation of the Company’s named executive officers is not binding on the Company. However, the Company will consider the results of this advisory vote in making future decisions on the Company’s compensation policies and the compensation of the Company’s executives.

Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is a non-routine matter, a “broker non-vote” occurs.

Under the rules governing brokers, the election of directors is considered a non-routine matter for which brokers do not have discretionary authority to vote shares held by an account holder. Additionally, under the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the advisory vote on executive compensation is also a non-routine matter for which brokers do not have discretionary authority to vote shares held by an account holder. The ratification of our auditors is considered a routine matter.

Abstentions, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote on any matter. Consequently, abstentions and broker non-votes have no effect on the outcome of the vote for the election of a director, because only the number of votes cast for each nominee is relevant, or on the ratification of the Company’s independent registered public accounting firm. Additionally, abstentions and broker non-votes have no effect on the outcome of the advisory vote on executive compensation because only the number of votes cast for or against are relevant and in any event, this vote is non-binding.

How You Can Vote

Shareholders of record may vote by any of the following methods:

•	Voting by internet. The website and instructions for internet voting is on the Notice, and voting is available 24 hours a day. Shareholders who wish to exercise cumulative voting rights in the election of directors must vote in person or by mail.
•	Voting by telephone. The toll-free telephone number for voting is on the proxy card, and voting is available 24 hours a day.
•	Voting by mail. If you choose to receive a printed copy of the proxy materials, you may vote by mail by marking the proxy card enclosed with the proxy statement, dating and signing it, and returning it in the postage-paid envelope provided.

Shareholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

ITEM 1 — ELECTION OF DIRECTORS

The board of directors has nominated Mr. Chin Hu Lim and Mr. Garrett E. Pierce for re-election at the annual meeting to serve until the 2017 annual meeting and until their successors have been duly elected and qualified. Shareholders have the right to cumulate votes in the election of directors (i.e. each shareholder may multiply the number of votes the shareholder is entitled to cast by the total number of directors to be elected and may cast the whole number of votes for one candidate or distribute them among some or all candidates). By signing the proxy card, authority is given to the persons named as proxies to cumulate votes in their discretion. Shareholders, however, can withhold discretionary authority to cumulate votes on the proxy card or cumulate votes for any director by indicating so on the proxy card. If either Mr. Lim or Mr. Pierce is unable to serve as director at the time of the election, the persons named as proxies in the proxy may vote the proxies for any other individual (or individuals, as applicable) as they may choose, unless the board of directors determines that no director should be elected at the annual meeting.

The following table provides information concerning Mr. Lim and Mr. Pierce, as well as the other directors of the Company and the executive officers of the Company. In addition to the information presented below regarding each director’s and director nominee’s specific experience, qualifications, attributes and skills that led the Company to conclude that he or she should serve as a director, the Company also believes that all of its directors, including Mr. Lim and Mr. Pierce, have significant leadership experience derived from their professional experience and have a reputation for integrity and honesty and adhere to high ethical standards. The process undertaken by the Company’s Nominating and Governance Committee in recommending qualified director candidates is described below under the heading “Nominating and Governance Committee” on page 43. Unless otherwise specified, the directors have held the positions indicated (including directorships) for at least five years. Each person below has an address of c/o the Company at 6 Serangoon North, Avenue 5, #03-16, Singapore 554910.

Name, Age and Occupation	Director Since	Term Expires
Directors Nominated for Re-Election
Chin Hu Lim (54)	2011	2013
Mr. Lim has served as the Managing Partner of Stream Global Venture Catalyst Pte Ltd., a venture fund providing seed funding for startups in the social and interactive digital media space, since 2010. Mr. Lim was Chief Executive Officer of BT Frontline Pte Ltd., a subsidiary of British Telecommunications Plc that provides information technology services, from 2008 until his retirement in 2010. Thereafter, Mr. Lim served as advisor and board member of BT Frontline Pte Ltd. from 2010 to 2011. He previously served as Chief Executive Officer and as a director of Frontline Technologies Corporation Limited, a Singapore exchange listed company that provided IT services throughout Asia, from 2000 until 2008. Before that time, Mr. Lim was Managing Director of Sun Microsystems Singapore and held various management positions with Hewlett-Packard South East Asia. Mr. Lim also serves as a director of Changi General Hospital Pte. Ltd., G-Able (Thailand) Ltd, an IT services company in Thailand, Singapore Institute of Directors (SID) and Caledonian Investments Pte Ltd, a New Zealand investment company focused on technology investments in Asia. He previously served as a director of the Infocomm Development Authority of Singapore and as a council member of the Singapore Infocomm Technology Federation, IT Standards Committee and National Infocomm Manpower Council of Singapore.
Director Qualifications:
In determining that Mr. Lim should serve as a director of the Company, the board of directors considered Mr. Lim’s experience as Chief Executive Officer of BT Frontline Pte Ltd. and also of Frontline Technologies Corporation, a Singapore publicly listed company, and his 29 years of experience in information technology related businesses in the Asia Pacific region. The board of directors also considered Mr. Lim’s continuing education on corporate governance with the UCLA Director Education and Certification Program in 2012.

Name, Age and Occupation	Director Since	Term Expires
Garrett E. Pierce (68)	2005	2013
Mr. Pierce has served as Vice Chairman and Chief Financial Officer of Orbital Sciences Corporation, a developer and manufacturer of small rockets and space systems, since April 2002 and as a member of its board of directors since August 2000. Between August 2000 and April 2002, he was Executive Vice President and Chief Financial Officer of Orbital Sciences Corporation. From 1996 until August 2000, Mr. Pierce was Executive Vice President and Chief Financial Officer of Sensormatic Electronics Corp., a producer of electronic surveillance systems, and in July 1998 was also named its Chief Administrative Officer. Before that, Mr. Pierce was the Executive Vice President and Chief Financial Officer of California Microwave, Inc. He has also served as Chief Financial Officer, President and Chief Executive Officer of Materials Research Corporation which was acquired by Sony Corporation in 1989. From 1972 to 1980, Mr. Pierce held various management positions with The Signal Companies.
Director Qualifications:
In determining that Mr. Pierce should serve as a director of the Company, the board of directors considered his approximately 28 years experience as a chief financial officer of publicly-traded, technology-based businesses. Mr. Pierce also has approximately 14 years experience in the semiconductor equipment industry, as both a chief financial officer and a chief executive officer. The board of directors also considered that Mr. Pierce is currently the chief financial officer of a publicly-traded technology company and is a certified public accountant and a chartered global management accountant. Finally, the board of directors considered his continuing education in audit and financial risk management with the Harvard Business School’s Audit Committees in a New Era of Governance program in 2011.
Continuing Directors
Brian R. Bachman (67)	2003	2016
Mr. Bachman is a private investor and has served as the Managing Partner of River Farm LLC, which provides advisory services and is an agricultural business, since 2004. From 2000 to 2002, Mr. Bachman served as Chief Executive Officer and Vice Chairman of Axcelis Technologies, Inc., which produces equipment used in the fabrication of semiconductors. Mr. Bachman also serves as a director of Trident Microsystems Inc. He formerly served as a director of Ultra Clean Technologies from 2004 to 2009 and Keithley Instruments, Inc. from 1996 to 2010.
Director Qualifications:
In determining that Mr. Bachman was qualified to serve as a director of the Company, the board of directors considered Mr. Bachman’s executive leadership experience at semiconductor, semiconductor equipment and other high technology businesses, culminating with his role as Chief Executive Officer and Vice Chairman of Axcelis Technologies. The board of directors also considered Mr. Bachman’s 17 years of service as a director at publicly-listed small and mid-cap technology companies. Finally, the board of directors considered his continuing education in corporate governance with the Harvard Improving Corporate Governance Program in 2008 and Compensation Committee Program in 2010.

Name, Age and Occupation	Director Since	Term Expires
Bruno Guilmart (52)	2010	2015
Mr. Guilmart has served as the Company’s President and Chief Executive Officer since October 2010. From June 2008 until he joined the Company, Mr. Guilmart served as President, Chief Executive Officer and director of Lattice Semiconductor Corporation, a developer of programmable logic devices and related software. From August 2007 until June 2008, Mr. Guilmart served as President, Chief Executive Officer and director of Unisem (M) Berhad Group, a provider of semiconductor assembly and test services. From September 2003 to August 2007, Mr. Guilmart served as President, Chief Executive Officer and director of Advanced Interconnect Technologies, Inc., a TPG-Newbridge Company, a provider of semiconductor assembly and test services, which was acquired by Unisem (M) Berhad Group in August 2007. Before joining Advanced Interconnect Technologies, Inc., Mr. Guilmart was Senior Vice President of Worldwide Sales for Chartered Semiconductor Manufacturing, Ltd. Mr. Guilmart also has held senior management and business development positions at Cadence Design Systems, Temic Semiconductors and Hewlett-Packard Company. Mr. Guilmart also served as a director of Chartered Silicon Partners, a subsidiary of Chartered Semiconductor Manufacturing, Ltd., a major wafer foundry, from 2001 to 2003.
Director Qualifications:
In determining that Mr. Guilmart was qualified to serve as a director of the Company, the board of directors considered his achievement as an executive officer of several corporations operating in the semiconductor industry and the breadth of knowledge of the industry gained by those experiences. The board of directors also considered Mr. Guilmart’s participation in the 2009 Stanford Annual Director’s College. Mr. Guilmart also provides the perspective of a chief executive officer of three semiconductor industry companies, including the Company.
John A. O’Steen (68)	1988	2014
Mr. O’Steen served as Executive Vice President, Business Development of Cornerstone Brands, Inc., a consumer catalog company, from March 2003 until his retirement in May 2004. From 1998 to 2003, Mr. O’Steen served as Executive Vice President of Cornerstone Brands, Inc. From 1991 to 1998, Mr. O’Steen served as Chairman and Chief Executive Officer of Cinmar, L.P., a mail order catalog company that was acquired by the predecessor of Cornerstone Brands, Inc. in September 1995. Before that time, Mr. O’Steen served as President, Chief Executive Officer and a director of Cincinnati Microwave, Inc., a manufacturer of electronic products. Mr. O’Steen also serves as a director of Riggs Heinrich Media, Inc.
Director Qualifications:
In determining that Mr. O’Steen was qualified to serve as a director of the Company, the board of directors considered his experience as President and Chief Executive Officer of Cincinnati Microwave, Inc. and as Chairman and Chief Executive of Cinmar, L.P., as well in senior leadership roles at other companies.

Name, Age and Occupation	Director Since	Term Expires
MacDonell Roehm, Jr. (73)	1984	2014
Mr. Roehm has served as Chairman of the Company’s board of directors since May 2010. Mr. Roehm retired as Chairman and Chief Executive Officer of Crooked Creek Capital LLC, a provider of strategic, operational and financial restructuring services, in June 2012, a position he had held since 1998. In addition, Mr. Roehm is a director of Next Capital International, an Australian private equity fund, a position he has held since 2009. From September 2002 to April 2003, Mr. Roehm also served as Chief Executive Officer of CH4 Gas Limited, a natural resources company. From 2000 to 2001, Mr. Roehm served as Chairman and Chief Executive Officer of Mackenzie-Childs Ltd., a manufacturer and retailer of furniture and home accessories. From 1999 to 2007, Mr. Roehm also served as Chairman of Australian Ventures LLC, a private equity fund. From 1994 until 1998, Mr. Roehm served as Chairman, President and Chief Executive Officer of Bill’s Dollar Stores, Inc., a chain of retail convenience stores. Before that time, he served as Managing Director of AEA Investors, Inc., a private investment firm.
Director Qualifications:
In determining that Mr. Roehm was qualified to serve as a director of the Company, the board of directors considered his experience of serving as chief executive officer of companies in a variety of industries and the skills, knowledge and perspective gained from executive and director roles at private equity and investment firms.
Barry Waite (64)	2003	2015
Mr. Waite served as President and Chief Executive Officer of Chartered Semiconductor Manufacturing, Ltd, a major wafer foundry, from May 1998 until his retirement in May 2002. From 1982 to 1998, Mr. Waite held positions of increasing responsibility with Motorola Corporation, Semiconductor Products Sector, including Senior Vice President and General Manager, Europe, Middle East and Africa from 1997 to 1998 and Senior Vice President and General Manager Microprocessor and Memory Technology Group from 1993 to 1997. Mr. Waite also serves as a director of Innovative Micro Technology and GlobalFoundries and as a senior advisor to Investor Growth Capital, an investment fund, and to Advanced Technology Investment Company, which is wholly-owned by the Abu Dhabi government for the purpose of investing in the advanced technology sector. Mr. Waite also previously served as a director of ZETEX PLC, a manufacturer of analog semiconductor products, from June 2003 to June 2008.
Director Qualifications:
In determining that Mr. Waite was qualified to serve as a director of the Company, the board of directors considered Mr. Waite’s record of achievement in over 40 years of experience in the semiconductor industry at all levels of management, culminating with his tenure as President and Chief Executive Officer at Chartered Semiconductor Manufacturing, Ltd.

Name, Age and Occupation	Director Since	Term Expires
Mui Sung Yeo (54)	2012	2016
Ms. Yeo was elected to the board of directors on October 1, 2012. Ms. Yeo has served as Chief Financial Officer of MediaCorp Pte Ltd., one of Singapore’s leading media companies with platforms spanning television, radio, newspapers, magazines, movies and digital and out-of-home media, since September 2007. Ms. Yeo previously served as Chief Financial Officer and Group Vice President at United Test & Assembly Center Ltd. from October 1999 to September 2007. Earlier in her career she held positions at F&N Coca Cola, Baxter Healthcare, Archive and Texas Instruments. Ms. Yeo graduated magna cum laude with a Bachelor of Science in Business Administration, majoring in Accounting, from the University of San Francisco.
Director Qualifications:
In determining that Ms. Yeo was qualified to serve as a director of the Company, the board of directors considered her approximately 13 years of experience as a chief financial officer of large, publicly-traded, technology and media businesses. Ms. Yeo also has approximately 18 years of experience in the semiconductor industry.

Executive Officers (other than Mr. Guilmart)

Jonathan H. Chou (48), Senior Vice President, Chief Financial Officer and Principal Accounting Officer

Mr. Chou was appointed Senior Vice President, Chief Financial Officer and Principal Accounting Officer in December 2010. From April 2008 until he joined the Company, Mr. Chou served as Chief Financial Officer of Feihe International, Inc. (f/k/a American Dairy, Inc.), a producer and distributor of premium infant formula, milk powder, soybean, rice cereal and walnut products in China. From February 2006 to June 2007, Mr. Chou served as the Asia Pacific Corporate Chief Financial Officer and Vice President of Mergers & Acquisitions for Honeywell International, a diversified technology company. From September 2003 to January 2006, Mr. Chou served as the Asia Regional Chief Financial Officer of Tyco Fire & Security (ADT), a division of Tyco International. From May 2000 to September 2003, Mr. Chou held several senior finance positions at Lucent Technologies including Asia Pacific Chief Financial Officer. Mr. Chou has also served as a director of Microport Scientific Corporation, a medical product company, since September 2010. Mr. Chou received a Bachelor’s Degree from the State University of New York at Buffalo and a Master of Business Administration degree from Fuqua School of Business at Duke University.

Tek Chee (“T.C.”) Mak (58), Vice President, Global Sales

Mr. Mak has served as Vice President, Global Sales since September 2006. He previously served as Vice President of Sales for the Equipment and Expendable Tools businesses from November 2004 to September 2006 and as Vice President of Asia Sales from February 2001 to November 2004. Mr. Mak was educated in Hong Kong and holds a Higher Diploma in Electronic Engineering from Hong Kong Polytechnic University.

Alan B. Schindler (53), Senior Vice President, Global Operations

Mr. Schindler was appointed Senior Vice President, Global Operations in April 2011. He previously served as Vice President, Integrated Supply Chain and Operations from 2009 to 2011 and Vice President, Global Supply Chain from 2002 to 2009. Prior to joining the Company, Mr. Schindler spent eight years working in multiple manufacturing locations for Unis Corporation. Mr. Schindler earned his Bachelor of Science in Economics from Villanova University and his Master of Science from the University of Pennsylvania. He also completed the Stanford Executive Institute’s program on managing technology companies.

Deepak Sood (51), Vice President, Global Engineering

Mr. Sood was appointed Vice President, Global Engineering effective January 1, 2013. He previously served as Global Director, Software and Vision Systems from 2006 to 2012 and in various other managerial positions of increasing scope, from 1995 to 2006. Prior to joining the Company, Mr. Sood spent one year as a

Research Engineer at Lawrence Livermore National Labs. Mr. Sood received a Master of Science degree in Electrical Engineering from Wright State University and a Ph.D. in Electrical, Computer and Systems Engineering from Rensselaer Polytechnic Institute.

Matthew Vorona (53), Vice President, Wedge Bonder Business Unit

Mr. Vorona joined the Company upon the acquisition of Orthodyne Electronics in October 2008 and was appointed Vice President, Wedge Bonder Business Unit in October 2012. Mr. Vorona previously served as Director of Sales & Marketing from October 2009 to October 2010 and as Global Sales Director from September 2008 to October 2009. Before that, Mr. Vorona had served as Director of International Sales for Orthodyne Electronics since 2001. Mr. Vorona earned his Bachelor of Arts from the University of Virginia and his Masters in International Affairs from Columbia University.

Lester Wong (46), Senior Vice President, Legal Affairs and General Counsel

Mr. Wong joined the Company in September 2011 as Senior Vice President, Legal Affairs and General Counsel. Prior to joining the Company, Mr. Wong was General Counsel at GigaMedia Limited, a major provider of online entertainment software, from May 2008 to August 2011. He previously served as Senior Legal Counsel at CDC Corporation, a software and media company, from June 2003 to November 2007, and as an executive with Cowen Latitude Asia, the wholly-owned Asia subsidiary of Cowen Group, a diversified financial services company, from April 2001 to June 2003. Mr. Wong obtained a Bachelor’s Degree from the University of Western Ontario and a Bachelor of Law Degree from the University of British Columbia in Canada. He was admitted to the Law Society of Upper Canada (Ontario) in 1993, Law Society of British Columbia in 1993 and Law Society of Hong Kong in 1997.

Nelson Wong (52), Vice President, Ball and Die Bonder Business Unit Management

Mr. Wong has served as Vice President, Ball and Die Bonder Business Unit Management since 2006 and is responsible for leading the Ball Bonder, Die Bonder, Tools, Blades and Support Services Business Units. He previously served as Director of Marketing — Ball Bonder from 2000 to 2006 and Application Manager from 1997 to 2006. Mr. Wong holds a Masters of Business Administration and a degree in Physics from the National University of Singapore.

Former Executive Officer

Charles J. Salmons (57), Former Senior Vice President, Engineering

Mr. Salmons left the Company after the end of fiscal 2012. His last day was December 31, 2012.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ELECTION OF
MR. CHIN HU LIM AND MR. GARRETT E. PIERCE AS DIRECTORS.

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has appointed PricewaterhouseCoopers LLP (Singapore) (“PwC Singapore”) as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2013. The ratification of the appointment of the independent registered public accounting firm by the shareholders is not required by law or by the Company’s By-laws. Traditionally, the Company has submitted this matter to the shareholders for ratification and believes that it is good practice to continue to do so. If a majority of the votes cast on this matter are not cast in favor of the appointment of PwC Singapore, the Audit Committee will reconsider its appointment.

Representatives of PwC Singapore are expected to be present at the annual meeting to make a statement if they so desire and will be available to respond to any appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR RATIFICATION OF
THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP (SINGAPORE)
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ITEM 3 — ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 951 of the Dodd-Frank Act requires the Company to provide our shareholders with the opportunity to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in the “Compensation Discussion & Analysis” (beginning on page 11) and the accompanying tabular and narrative disclosure. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation. At the 2012 annual meeting of shareholders, the Company’s shareholders approved the compensation of our named executive officers as disclosed in the proxy statement for that meeting. Previously, at the 2011 annual meeting of shareholders, the Company’s shareholders voted on an advisory basis in favor of holding annual advisory votes on the Company’s executive compensation. Following that vote, the board of directors determined that the advisory vote on the Company’s executive compensation should be held annually. Accordingly, the board of directors asks that you approve the compensation of our named executive officers for fiscal 2012.

The Management Development and Compensation Committee (the “Committee”) and the board of directors value the opinion of our shareholders and will take into account the outcome of the vote when considering future executive compensation matters. Because this vote is advisory, however, it is not binding on the board of directors and will not directly affect or otherwise limit any existing compensation or award arrangements of any of our named executive officers.

We structure our executive compensation program to reward executives for the Company’s performance, to build and retain a team of tenured, seasoned executives by maintaining competitive levels of compensation and to invest our executive officers, including our named executive officers, in the long-term success of the Company. By adhering to these goals, we believe that the application of our compensation program has resulted in executive compensation decisions that are appropriate and that have benefitted the Company over time.

The Company’s executive compensation program has resulted in a performance-oriented environment by conditioning a significant portion of each executive’s cash and equity compensation on the achievement of performance targets. For example:

•	In general, a majority of the equity awards to the Chief Executive Officer and Chief Financial Officer are performance-based awards and a minority of such awards are time-based restricted share awards, while for the other named executives officers, half of the equity awards are performance-based awards and the other half are time-based restricted share awards;
•	The vesting of performance shares is tied to total shareholder return relative to the companies comprising the Philadelphia Semiconductor Exchange Index, measured over a three-year performance period; and

•	Quarterly cash incentive payments made under the Company’s Officer Incentive Compensation Plan are based on return on invested capital targets and on achievement of individual performance objectives.

We also structure our executive compensation program with the appropriate levels and metrics for incentive opportunities, without encouraging executives to take risks that could be considered excessive or unnecessary. For example:

•	Base salaries of the Company’s executive officers range between 13% and 61% of total targeted direct compensation;
•	The Committee emphasizes long-term equity compensation for executive officers with a substantial portion of equity awards granted as performance-based awards, which generally cliff-vest after the conclusion of a three-year service and performance period if performance goals are achieved;
•	The Committee has adopted stock ownership guidelines requiring stock ownership of three times base salary for the Chief Executive Officer, two times base salary for the Chief Financial Officer and one time base salary for other executive officers;
•	The Committee has entered into change of control agreements with its named executive officers, which require a “double trigger” whereby severance benefits are only received following both a change of control and termination of employment, rather than a single trigger that requires only a change of control; and
•	The Committee has adopted a recoupment or “clawback” policy regarding the recovery of executive compensation that is based on performance targets relating to the financial results of the Company. Under the policy, if the board of directors or Committee determines that any fraud, gross negligence or intentional misconduct by any executive officer was a significant factor contributing to the Company restating all or a portion of its financial statement(s), then the board of directors or the Committee will take action it deems necessary to remedy the fraud, gross negligence or intentional misconduct and prevent its recurrence. The Company may seek to recover or recoup incentive awards that were paid or vested up to 60 months prior to the date the applicable restatement is disclosed. The recoupment policy operates in addition to, and not in lieu of, any other rights of the Company to recoup or recover incentive awards under applicable laws and regulations, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act.

The Company’s balanced compensation culture and focus on pay-for-performance is illustrated by the amounts and types of compensation paid to executives. We invite you to consider the details provided in the “Compensation Discussion & Analysis” (beginning on page 11), as well as the accompanying tabular and narrative disclosure. We are asking our shareholders to indicate their support for the compensation of our named executive officers by voting “FOR” the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, in the “Compensation Discussion & Analysis” and the related compensation tables and narrative discussion included in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL
APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE
OFFICERS.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion & Analysis

Introduction

The purpose of the Compensation Discussion & Analysis (“CD&A”) section of this proxy statement is to describe to our shareholders how and why compensation decisions are made for the Company’s named executive officers. For fiscal 2012, the Company’s named executive officers discussed in this CD&A are:

•	Bruno Guilmart, President and Chief Executive Officer (“CEO”);
•	Jonathan Chou, Senior Vice President, Chief Financial Officer (“CFO”) and Principal Accounting Officer;
•	Tek Chee (“T.C.”) Mak, Vice President, Global Sales;
•	Alan Schindler, Senior Vice President, Global Operations; and
•	Charles Salmons, Former Senior Vice President, Engineering.

Collectively, these individuals are referred in this CD&A as the Company’s “executives” or “executive officers.” Mr. Salmons left the Company after the end of fiscal 2012. His last day was December 31, 2012.

The Company is incorporated in Pennsylvania, listed on NASDAQ and headquartered in Singapore. Most, but not all, of the Company’s executives are employed as locals in Singapore, and their compensation is denominated in Singapore dollars. The Company is governed by U.S. regulations, including the rules and regulations of the Securities and Exchange Commission which, among other things, require that the compensation narrative and tabular disclosure included in this proxy statement show amounts in U.S. dollars. As a result, our U.S. dollar reporting of compensation shows year-to-year changes due to foreign currency fluctuations, even when compensation levels as denominated in local currency may not have changed. To be an aid in the understanding of these foreign currency fluctuations, we have provided a narrative discussion, as well as charts showing both U.S. and Singapore dollar compensation, under the heading “Foreign Currency Considerations.” We have also clearly designated throughout this CD&A which of the Company’s executive officers are paid in Singapore dollars. Neither the Management Development and Compensation Committee of the Company’s board of directors (referred to as the “Committee”) nor the CEO has any control over the currency exchange rate fluctuations between U.S. dollars and Singapore dollars.

As described below, the Committee is guided by compensation of peer companies and by surveys that are principally U.S.-based, and the Committee also endeavors to understand Asian and especially Singapore compensation practices to ensure that our compensation is equitable and locally competitive.

Executive Summary

Overview

Pay-for-Performance:  The Committee has implemented an officer compensation program based on the fundamental principle of pay-for-performance. The following graph shows the correlation between the Company’s net income and the compensation we paid to our CEO (in Singapore dollars, as the CEO is a Singapore employee) since he joined us in October 2010 at the commencement of fiscal 2011. Additionally, during the two-year period of our CEO’s tenure, our total shareholder return was 89.73% compared to a median total shareholder return of 18.28% of the current Philadelphia Semiconductor Exchange Index (the “SOXX Index”).

CEO Pay-for-Performance (Fiscal 2011 – 2012)

* Total Direct Compensation consists of base salary, quarterly cash incentives earned, and grant date fair value of equity awards.

Performance-Based Cash and Equity Compensation:  The Company’s compensation program has three core elements: base salary, quarterly performance-based cash incentive compensation under the Company’s Officer Incentive Compensation Plan (the “OIC Plan”) and equity incentives under the Company’s 2009 Equity Plan. Cash incentive compensation is determined primarily by return on invested capital (“ROIC”). The vesting of performance-based equity is tied to total shareholder return as compared to the companies comprising the SOXX Index, measured over a three-year performance period. In general, a majority of the equity compensation awarded to the Company’s executives under the 2009 Equity Plan is performance-based.

The percentages above were calculated using base salary, quarterly cash incentives, grant date fair value of equity awards, discretionary bonuses, and all other compensation as reported in the “Summary Compensation Table.”

The Committee believes that its compensation program must be competitive in order to attract and retain high performance executives. The Company’s total compensation program is designed to result in median pay (compared to a peer group of companies) for median performance, above median pay for above median performance and below median pay for below median performance, while considering prudent risk taking to achieve sustainable shareholder value creation.

Although we believe that the CEO’s performance and the Company’s performance have been exceptional, we believe that the CEO’s current base salary appropriately reflects his relative performance, and, accordingly, he has not received an increase in base salary since he joined the Company in October 2010. Any changes reflected in the Summary Compensation Table for his base salary reflect only fluctuations in foreign currency conversions between Singapore dollars, in which the CEO is paid, and U.S. dollars, as required for SEC reporting purposes. The Committee also does not intend to change the CEO’s base salary for fiscal 2013. The Committee believes that CEO compensation for exceptional performance should be driven primarily by performance-based cash and equity incentives.

Fiscal 2012 Highlights

Fiscal 2012 was a profitable and successful year, with record net income for the Company. During this period, the Company demonstrated the ability to support a responsive and scalable manufacturing organization while also maintaining variability for non-manufacturing expenses. In the first half of 2012, the Company initiated a corporate-wide cost savings initiative as a sustainable way to reduce spending during lower demand quarters. As a result of this program, the Company saved an estimated $6.8 million of expenses, improving operating profits by 20%.

In fiscal 2012, management achieved this ongoing success by: (i) improving net income by $33.0 million over fiscal 2011, despite a net revenue reduction of $39.4 million; (ii) growing the Company’s Wire Bonder market share to a record high; and (iii) continuing to aggressively release new products to broaden and diversify the Company’s revenue stream. Fiscal 2012 net income of $160.6 million was a new record high for the Company. During fiscal 2012, the Company repaid its $110 million convertible subordinated notes and ended the year with record cash and cash equivalents of $440.2 million. This success resulted in higher pay for the Company’s executives, primarily in the form of incentive pay under the Company’s OIC Plan.

Say-On-Pay Feedback from Shareholders

At the 2012 annual meeting of shareholders, 98.19% of the votes cast by the Company’s shareholders approved, on an advisory basis, the compensation of the Company’s named executive officers. Although the vote was non-binding, the Committee and the board of directors value the opinion of the Company’s shareholders and have carefully considered the outcome of the vote in their subsequent executive compensation decision making. In part because the shareholders voted to approve the compensation of the Company’s named executive officers by a large margin, the Committee determined that the Company’s compensation practices would remain the same for fiscal 2012. At the 2011 annual meeting of shareholders, the Company’s shareholders voted on an advisory basis in favor of holding annual advisory votes on the Company’s executive compensation. Following that vote, the board of directors determined that the advisory vote on the Company’s executive compensation should be held annually.

Goals and Objectives of the Compensation Program

The Committee strives to design an executive compensation program that fosters a pay-for-performance culture with the following goals:

•	motivating executives to achieve short-term and long-term goals that create shareholder value;
•	aligning executives’ and shareholders’ interests;
•	attracting, rewarding and retaining high performance executives; and
•	motivating prudent risk taking to create shareholder value.

The Committee evaluates the Company’s compensation program at least annually to ensure that compensation programs are aligned with the goals of the Company, compensation opportunities provided to key executives are competitive with similarly situated executives in the Company’s industry and geographic territories, and compensation opportunities are motivating executives to take appropriate actions to create shareholder value. The Committee seeks to foster a performance-oriented environment by making a significant portion of each executive’s cash and equity compensation conditioned on the achievement of performance targets that the Committee believes drive shareholder value creation. For fiscal 2012, these performance targets included ROIC, total shareholder return and individual objectives that drive achievement of strategic goals.

Roles of the Committee and Management in Compensation Decisions

The Committee is responsible for establishing the Company’s compensation policies, setting base salaries for officers, and reviewing and approving the Company’s cash incentive compensation plans and equity compensation plans for all eligible employees. The Committee consists of three independent members of the board of directors. Committee Chairman Brian Bachman and John O’Steen served as members of the Committee throughout fiscal 2012, and Chin Hu Lim was appointed to the Committee when he joined the board of directors in December 2011. The Committee establishes the executive officers’ compensation and, on a quarterly basis, reviews the performance of each executive officer. The Committee reviews and approves all employment agreements, executive severance arrangements, change of control agreements and inducement grants to new executive officers. The Committee also recommends to the full board of directors the amount and form of compensation to be paid to directors for serving on the board of directors and its committees. The Committee meets at least quarterly, and all decisions of the Committee must be approved by a majority of its members.

The Committee consults with the CEO, the Vice President of Human Resources, and the Director, Global Compensation and Benefits, on executive compensation matters. Each year, the CEO, the Vice President of Human Resources and the Director, Global Compensation and Benefits recommend to the Committee base salary levels and target levels for cash incentive payments and equity compensation for each executive officer (other than the CEO). These recommendations are based upon management’s assessments of individual performance, the individual’s potential to contribute to the Company’s success in the future, and by reference to the peer group and survey data discussed below. The CEO may also recommend to the Committee promotion and/or retention grants during the year for key employees. Additionally, the CEO and CFO calculate and recommend ROIC targets to the Committee annually. ROIC targets and individual performance objectives provide the basis for cash incentive payments made under the OIC Plan. Each quarter, the CEO recommends a performance “score” of each executive officer’s achievement of his or her individual performance objectives for the prior quarter and recommends to the Committee individual performance objectives for the coming quarter. Mr. Guilmart, the CEO, negotiated his own compensation with the Committee before joining the Company in 2010. Under the terms of Mr. Guilmart’s arrangement, his performance targets under the OIC Plan are determined by the Committee after consultation with him. The Committee meets with the CEO each quarter to score his objectives and review the other executive officers’ achievement of their individual performance objectives. Once objectives are scored and the ROIC targets determined, payments under the OIC Plan may be adjusted up or down by the Committee to further reflect overall individual performance.

The Committee uses industry and peer group survey data to help in its allocation of compensation between short-term and long-term compensation and between cash and equity compensation. The Committee also has discretion in the granting of cash incentive awards and performance-based share awards and can “vest” certain awards to executive officers. Historically, the Committee has exercised this discretion only in extraordinary circumstances. In fiscal 2012, all awards granted under the 2009 Equity Plan vested in accordance with the applicable performance period or vesting schedule or in accordance with the terms of the applicable equity grant award agreements.

Compensation Consultant

The Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. The Committee has retained Radford, an Aon Hewitt company, as an independent consultant on compensation issues. For fiscal 2012, the Committee engaged Radford to provide the Committee peer group analysis, survey data and counsel on compensation trends and issues. The Committee also regularly consults Radford on individual employment and compensation issues. Management had no role in selecting the Committee’s compensation consultant. In fiscal 2012, Radford received $91,735 for survey data and compensation consulting services to the Committee. In addition, the Company uses Aon for risk management and insurance brokerage services, and Aon received $158,363 for those services in fiscal 2012. The engagement of Aon for risk management and insurance brokerage services is overseen by, and approved by, the Audit Committee of the Company’s board of directors. The Committee reviewed with the Audit Committee the engagements of Aon for risk management and insurance brokerage services and concluded that these engagements do not compromise Radford’s independence as the Committee’s compensation consultant.

Design of the Compensation Program

The Company’s executive compensation program has two principal components:

•	establishing a targeted total direct compensation (“TDC”) amount for each executive officer that is competitive within the Company’s industry and the executive officer’s geographic location; and
•	establishing for each individual executive officer an appropriate mix of base salary and performance-based cash and equity incentive compensation.

Total Direct Compensation

The targeted TDC amount for each executive officer is established by the Committee based on a number of individual factors, including performance, level of responsibility within the Company, experience, potential to contribute to the Company’s future success in the executive’s current role or in an expanded role, and pay levels for similar positions.

The Committee’s starting point in establishing TDC levels is to determine the appropriate ranges of competitive market compensation so that the Company is able to effectively compete for high performance executives. The Committee does this by analyzing the executive compensation at peer companies supplemented by aggregate market survey data for similarly-sized technology companies. The Committee considers benchmarking against peer companies to be a necessary point of reference in determining whether the total targeted compensation opportunity offered by the Company is competitive in the marketplace for executives, but the Committee does not believe that peer data should be determinative in setting TDC levels. For fiscal 2012, the Committee used as its reference point the 50th percentile (the median) of the Company’s Compensation Peer Group (defined below) when considering an appropriate TDC level for each executive. For Singapore based roles, when adequate executive market data is unavailable, market values are estimated by applying U.S. pay relationship multiples to Singapore surveys to derive Singapore market pay for executive positions.

Peer Group Companies and Comparison Data

Each year, the Committee analyzes whether it is using the most appropriate compensation peer group and market data, based on several factors, including internal factors at the Company (e.g., the size of the Company and its complexity) and the peer group and market data available. In consultation with Radford, the Committee selected the following peer group of 17 technology companies (collectively, the “Compensation Peer Group”):

Advanced Energy Industries, Inc.	II-VI Incorporated
ATMI, Inc.	Integrated Device Technology, Inc.
Brooks Automation, Inc.	JDS Uniphase Corporation
Cabot Microelectronics Corporation	MKS Instruments, Inc.
Coherent, Inc.	Novellus Systems, Inc.
Cree, Inc.	Photronics, Inc.
Cymer, Inc.	Skyworks Solutions, Inc.
Entegris, Inc.	Veeco Instruments Inc.
FEI Company

The Compensation Peer Group was selected primarily because the companies were U.S.-based technology companies (or non-U.S. companies, where data was available) in the same or similar industries as the Company and were similar to the Company in complexity and size (measured by revenue, number of employees and market capitalization), and because the Committee concluded that the Compensation Peer Group companies were representative of likely competitors with the Company for executives. The Compensation Peer Group for fiscal 2012 was unchanged from fiscal 2011, except for the removal of LTX-Credence Corporation from last year’s group because the scale of its business no longer matched the size and scope of the average peer group company.

Most non-U.S.-listed companies are not required to disclose the same level of compensation data as is required of U.S. public companies. As a result, while the Compensation Peer Group consists primarily of U.S. public companies, the Committee’s analysis with respect to executive compensation decisions is supplemented by available international survey data. Specifically, in fiscal 2012 the Committee considered the Radford Global Technology Survey, which includes data for Singapore (where the Company is headquartered). The Committee also reviewed Radford survey data covering a composite of data from technology companies with annual revenues between $500 million and $1.5 billion. The Committee does not select or have any influence over the companies that participated in these surveys. Further, the Committee only receives and considers the aggregate data of the Radford surveys. The Committee is aware that the survey data includes data from some of the Compensation Peer Group companies, but is not aware of the identities of any of the other component companies that are included in the surveys. As benchmarked against both the Compensation Peer Group data and the supplemental survey data described above, on average, executive officers’ TDC fell below the median of total direct compensation of the aggregate survey data. No executive officer had TDC in excess of the 75th percentile.

The Compensation Peer Group that the Committee used for compensation benchmarking in fiscal 2012 was different from the peer group included in the stock performance graph in the Company’s 2012 Annual Report to Shareholders (the “Stock Performance Peer Group”). The Stock Performance Peer Group consists of companies with which the Company’s stock performance reasonably can be compared due to the markets served, without regard to size of the companies or whether they are competitors with the Company for executives.

Elements of Compensation

An executive’s targeted TDC is generally comprised of the following elements:

Element	Description	Objective
Base salary	Fixed cash payment reflecting executive’s roles and responsibilities.	• Provide basic level of compensation and stable source of income; and
• Recruit and retain executives.
Cash incentive plan	Rewards business performance; based on ROIC and funded only if the Company has positive net income for the quarter.	• Align executive compensation with Company financial performance.
Equity incentive awards	Performance-based awards based on the Company’s ranking of total shareholder return relative to the SOXX Index over a defined period; and Time-based awards vesting over a defined period.	• Align management’s interests with shareholders’ interests;
• Promote long-term strategic and financial goals;
• Recruit new executives; and
• Retain executives through stock price value and appreciation.

The Committee selected these elements because it believes each is a necessary compensation component to help drive the achievement of the goals of its executive compensation program: motivating executives to achieve both short-term and long-term goals to create shareholder value while considering prudent risk taking; aligning the executives’ and shareholders’ interests; and attracting and retaining high performance executives. In setting compensation levels for each executive officer, the Committee considers each element of compensation, the compensation package as a whole and the executive’s achievements and expected future contributions to the Company’s business, in light of available peer group and other data.

Base Salaries

The Committee believes that it must provide a competitive level of base salary in order to attract and retain executives. In determining base salaries, the Committee considers a number of factors, including an executive’s roles and responsibilities, the performance of the executive’s business segment or functional group, and the executive’s individual performance, experience, employment location, and potential for driving the Company’s success in the future. The Committee also considers the median base salaries in the Compensation Peer Group and survey data discussed above for respective positions and experience. If insufficient local market data is available, then the Committee also considers local salary progressions and their relationship to the salary progressions derived from available market data from U.S. public companies. The Committee also analyzes executive pay against competitive market data and makes pay decisions within the local currency in which the executive is paid. Specifically, Mr. Guilmart and Mr. Chou are each paid, and have their compensation values managed by the Committee, in Singapore dollars.

The Committee has not assigned any specific weightings to the factors discussed above. In certain instances, the Committee has negotiated base salaries directly with executives, such as when negotiating with new hires or when arranging for the relocation of executives to the Company’s headquarters in Singapore. For example, when Mr. Guilmart joined the Company, the Committee negotiated his base salary directly with him (see “Chief Executive Officer Compensation” on page 26). The Committee also oversaw the negotiations regarding and approved of Mr. Chou’s base salary in connection with his hiring, Mr. Schindler’s base salary in connection with his long-term assignment to Singapore, and Mr. Mak’s base salary in connection with his assignment to Hong Kong (see “Expatriate and Other Compensation” on page 28 and “Employment Agreements” on page 32). Effective January 1, 2012, the Committee approved merit-based increases in base salary for Mr. Chou, Mr. Schindler and Mr. Mak, who received 10%, 2.25 % and 3% increases, respectively. The Committee approved these increases based on the performance of these executive officers and to more closely align their base salaries to their local market base salaries. Mr. Guilmart and Mr. Salmons did not receive base salary increases in fiscal 2012.

For fiscal 2013, the Committee has approved merit-based increases in base salary for certain executive officers. Messrs. Chou and Schindler will receive increases of approximately 15%, and 3%, respectively. The Committee approved these increases based on the performance of the executives, and to more closely align their base salaries to the median salaries of the comparable market. Messrs. Guilmart, Salmons, and Mak did not receive base salary increases for fiscal 2013, but Mr. Guilmart and Mr. Mak will have their compensation driven by performance-based incentives.

Cash Incentive Plan

The Company’s OIC Plan is a quarterly cash incentive plan that the Committee adopted in August 2005. The Company’s cash incentive program is designed to align executive pay with financial performance. A quarterly cash award pool under the OIC Plan is funded only if the Company has positive net income for the quarter. Each executive officer is eligible to receive quarterly payments under the OIC Plan based on a targeted annual percentage of base salary. The Committee believes that the higher the executive’s level of responsibility and influence within the Company, the greater the percentage of the executive’s total target cash compensation that should be performance-based. Accordingly, executives with the greatest responsibility and influence over the Company’s results receive higher cash incentive target percentages, and these target percentages are generally set by the Committee based on its assessment of competitive compensation in the industry. Incentive plan target percentages are generally set to result in target annualized bonus payments that align with the median of the Company’s compensation peer group.

For fiscal 2012, the target annual cash incentive percentages were as follows:

Executive	Target Annual Cash Incentive as a % of Base Salary
Mr. Guilmart	100%
Mr. Chou	65%
Mr. Mak	55%
Mr. Schindler	65%
Mr. Salmons	65%

Fiscal 2012 Performance Goals

Under the OIC Plan, the total bonus pool is established quarterly based on actual ROIC performance. ROIC is included as a performance metric because the Committee believes that it is a measure of management’s efficiency and is correlated with shareholder value creation. The Company calculates ROIC as follows:

Operating Income + (Depreciation and Amortization) Total Assets less Current Liabilities(1)

(1)	Only the first $75 million of cash was used for the ROIC calculation, which management estimated at the time of grant was the Company’s minimum operating cash requirement. Other companies may calculate ROIC differently.

The Committee periodically adjusts the ROIC target based on market conditions. For 2012, the ROIC target remained at 18%, the same level as for fiscal 2011. “Target” performance is intended to result in a median cash incentive payout for Company officers, compared to the market compensation data identified by the Committee. The maximum payout of 200% of target performance is set based on the performance achieved at the peak of the cycle by those companies believed to be top financial performers in related markets and of significant size. The payout percentage is based on the following payout scale:

ROIC Results	Payout
38% – 40%	200%
36% – 38%	190%
34% – 36%	180%
32% – 34%	170%
30% – 32%	160%
28% – 30%	150%
26% – 28%	140%
24% – 26%	130%
22% – 24%	120%
20% – 22%	110%
18% – 20%	100%
16% – 18%	90%
14% – 16%	80%
12% – 14%	70%
10% – 12%	60%
8% – 10%	50%
6% – 8%	40%
4% – 6%	30%
2% – 4%	20%
1% – 2%	10%

Under this payout scale, 18 – 20% ROIC would result in target performance and 100% payout. In fiscal 2012, the Company achieved record net income and exceeded the ROIC target in all four quarters, resulting in awards to the executives higher than the target. In fiscal 2012, all incentive payments to executives under the OIC Plan were made in accordance with these percentages.

Incentive payments are allocated to executives from the bonus pool based on Company ROIC and individual objectives, as determined by the Committee. For fiscal 2012, payments were allocated as follows:

Objective	Percentage of Total
Company performance (measured by ROIC)	90%
Individual performance	10%

The Committee established individual performance goals, and their weightings, for Mr. Guilmart and the other executives that reflected their respective roles and responsibilities, and the Company’s overall business objectives of growth, increasing profitability, new product launches and product development, and operating execution.

Examples of individual objectives for Mr. Guilmart included revenue and net income targets; gross margin; operating excellence including on time delivery, cycle time, and cost of goods sold; and new product launches and new product development. Examples of individual objectives for the other executive officers include meeting revenue targets; product launches; product development milestones; shipments; and productivity improvements.

ROIC and quarterly incentive payments to executives under the OIC Plan by quarter for fiscal 2012 were as follows:

Name/ROIC	Q1	Q2	Q3	Q4	Total
Income from Operations (in thousands)	$12,376	$20,242	$76,276	$70,332	$179,226

ROIC Percentage	20.9%	31.7%	107.7%	91.0%	60.0%

Mr. Guilmart(1)	$186,224	$291,115	$328,306	$337,237	$1,142,882
Mr. Chou(1)	$53,061	$91,335	$102,586	$106,234	$353,216
Mr. Mak	$40,543	$63,315	$71,884	$71,881	$247,623
Mr. Schindler	$51,891	$81,053	$92,257	$92,676	$317,877
Mr. Salmons	$60,840	$91,957	$105,146	$105,146	$363,089

(1)	The amounts paid to Mr. Guilmart and Mr. Chou under the OIC Plan, in Singapore dollars, were based on their Singapore dollar base salaries. Their Singapore dollar base salaries were initially set at the time of their respective offer letters and annually reviewed thereafter. For reporting and disclosure purposes only, the amounts in the in the above table reflect the equivalent U.S. dollar value earned under the OIC Plan, based on the conversion rate in effect at the end of each applicable fiscal quarter. The amounts paid to Mr. Guilmart and Mr. Chou in Singapore dollars were as follows:

Name/ROIC	Q1		Q2		Q3		Q4		Total
Mr. Guilmart	SG$	241,440	SG$	366,223	SG$	415,373	SG$	414,532	SG$	1,437,568
Mr. Chou	SG$	68,793	SG$	114,899	SG$	129,792	SG$	130,583	SG$	444,067

The terms of the OIC Plan allow the Committee to exercise discretion to increase payments under the OIC Plan in order to reflect individual performance and other factors. Upon review of the quarterly incentive payments to executives for fiscal 2012, the Committee approved an additional payment to Mr. Chou of US$50,000. The Committee determined that this payment was merited by Mr. Chou’s outstanding performance in leading the finance organization, including integration with the IT function. This amount was paid in the first quarter of fiscal 2013 for Mr. Chou’s performance in fiscal 2012 and was in addition to the quarterly incentive payments earned by Mr. Chou under the OIC Plan. None of the other named executive officers received a discretionary bonus for fiscal 2012.

Changes to the OIC Plan for 2013

During fiscal 2012, the Committee, working with Radford, reviewed the overall structure of cash incentive compensation under the OIC Plan. As a result of this review, the Committee approved several changes to the OIC Plan effective for fiscal 2013. The Committee decided:

•	to reduce each quarter’s weighted value from 25% to 20% of the full year target;
•	to implement a year-end incentive pool based on annual ROIC results, weighted at 20% of the full year target;
•	for each executive (other than Mr. Guilmart), 10% of his target for the final, full year payout will be based on individual performance and determined by the executive’s performance rating; and
•	for Mr. Guilmart, each of the quarterly payments, as well as the final payment for annual results, will be determined based solely on ROIC. The Committee may use discretion, however, to increase or decrease Mr. Guilmart’s final payout based on his performance.

For more information on Mr. Guilmart’s performance objectives for fiscal 2013, see the discussion under the heading “Chief Executive Officer Compensation.”

Funding of the bonus pool for fiscal 2013 will continue to be based on Company performance, measured by ROIC. For fiscal 2013, the payout percentage for attainment of ROIC targets will be based on the following payout scale:

	ROIC Results	Payout
Maximum	42%	200%
	38%	183%
	34%	167%
	30%	150%
	26%	133%
	22%	117%
Target	18%	100%
	15%	84%
	12%	68%
	9%	52%
	7%	41%
Minimum Threshold	5%	30%

Under this payout scale, 18% ROIC would result in target performance and 100% payout. ROIC performance below the minimum threshold of 5% would not result in any bonus pool funding. In that situation, management would retain discretion to allocate discretionary bonuses to top performing employees at a limited amount per year. The percentage for maximum payout was increased to 42% for fiscal 2013 from 40% after a review by the Committee of the historical ROIC performance attained by certain competitors, as well as the Company’s recent performance.

The Committee decided that these changes strongly support a high performance culture which fosters both a quarterly and annual individual and business focus through the OIC Plan, which is complemented by the longer term focus of the Company’s 2009 Equity Plan, discussed below.

Long-Term Equity Incentive Compensation

Overview

The Committee believes that the Company’s equity incentive program aligns management’s interests with shareholders’ long-term interests because the value of the awards is tied to stock price appreciation and, in the case of performance-based stock awards, to market performance that correlate with long-term shareholder value creation. Executive officers typically receive annual equity incentive grants under the 2009 Equity Plan in the first quarter of the fiscal year.

Equity award types are either time-based restricted stock unit awards (“RSUs”), which have a more predictable value and are efficient for attraction and retention, or performance-based share unit awards (“PSUs”), which provide high incentive value. The Committee believes that awards to the CEO and the CFO should be heavily weighted toward performance-based awards. The allocation of performance-based to time-based equity awards generally is as follows:

Position	Performance-Based	Time-Based
CEO	75%	25%
CFO	75%	25%
Other Executives	50%	50%

In addition, newly hired executive officers may receive sign-on grants, if approved by the Committee. For example, in fiscal 2011, Mr. Chou received a sign-on grant of RSUs as provided under his employment agreement, described on page 32. The Committee also retains the discretion to grant special equity incentive awards for retention purposes, in addition to annual awards which typically are made in October. For example, in fiscal 2011, Mr. Schindler received grants of RSUs in connection with his long-term assignment to Singapore, as described below.

Statement of Practice

The Company has adopted a Statement of Practices for equity grants, which defines the primary terms and conditions for the administration of equity awards granted to employees and officers under the Company’s equity incentive plans. It includes the following:

1.	Eligibility for awards is limited to those full time individuals employed by the Company or a direct or indirect subsidiary of the Company.
2.	Subject to Paragraph 4 below, awards are only made annually. Annual awards (other than with respect to the CEO) are based on recommendations made by the Company’s management and awards are reviewed and granted by the Committee.
3.	Annual awards are approved and priced at the Committee meeting that takes place in the first quarter of the Company’s fiscal year, generally held in October, although sometimes grants have been made later, for instances, to provide the Committee with additional time to review management recommendations.
4.	Inducement grants to newly hired executives and officers require specific pre-approval by the Committee. The Committee has delegated authority to the CEO to approve inducement equity awards for newly hired employees (not officers) that are consistent with market data that has been approved by the Committee. In addition, the CEO may recommend to the Committee promotion and/or retention grants during the year for key employees. The total number of shares authorized for use by the CEO for this purpose during the fiscal year is set at the Committee’s October meeting.
5.	All exercises of previously granted, outstanding stock options are initiated through the Company’s stock plan services provider. Employees may “exercise and hold,” initiate a cashless exercise, or pay for the exercise by a “swap” of currently owned shares, subject to the terms of the relevant equity award plan. The Company does not provide loans or facilitate loans for the exercise of stock options.

The number of equity awards granted to each participant (other than the CEO) is determined based on the CEO’s evaluation of the executive’s level of responsibility and influence over the Company’s results, performance, potential to contribute to the Company’s future success and award values for executives in the peer companies, as approved by the Committee. Any award to the CEO is based on the Committee’s evaluation of the same factors. The extent of existing non-vested equity awards or stock ownership is not generally considered in granting equity awards, except that the Company sometimes grants an initial round of equity awards to newly recruited executives. Initial equity awards are intended to induce executives to join the Company, to replace equity compensation that may be forfeited at the executive’s prior place of employment, and to better align the executives’ interests with the shareholders’ interests from the start of employment. For executives temporarily or permanently relocated to Asia as a result of the transition of the Company’s headquarters to Singapore, the Committee has worked with Radford and the CEO to create a balanced compensation package, including equity compensation, that reflects the specific circumstances of the executive’s assignment (for example, the duration of the assignment) and that induces the executive to relocate.

On October 13, 2011, the Committee granted PSUs and RSUs to certain eligible employees and executive officers for fiscal 2012. The amounts of PSUs and RSUs awarded to the Company’s named executive officers were as follows:

	Performance-Based Stock (PSUs)	Time-Based Stock (RSUs)
Mr. Guilmart	215,848	71,949
Mr. Chou	70,313	23,438
Mr. Mak	31,310	31,310
Mr. Salmons	—	18,750

With the exception of the RSUs granted to Mr. Salmons, RSUs granted in fiscal 2012 vest in equal installments on each of the three anniversaries of the grant date, provided the recipient remains continuously employed through each vesting date. The RSUs granted to Mr. Salmons vested in full on December 31, 2012. If the recipient is involuntarily terminated without “Cause” (as defined in the 2009 Equity Plan) before the third anniversary of the grant date, the shares will vest pro-rata based on the length of employment during the three-year vesting period; however, the Committee may, in its sole discretion, accelerate the vesting of a pro rata portion of the RSUs which would otherwise vest on the next anniversary of the grant date. The pro rata portion, if any, is calculated based on vesting months measured from the day of the month on which the grant was made to the corresponding day of each succeeding month. The vesting date, if any, for this purpose is the date of the Committee’s decision to accelerate vesting. There is no entitlement to accelerated vesting, and the Committee expects to exercise such discretion only in limited and special circumstances. If an officer terminates employment for any other reason, any unvested RSUs are forfeited.

Mr. Schindler was not eligible for an equity grant in fiscal 2012. In connection with his three-year assignment to Singapore, in fiscal 2011 Mr. Schindler was granted 40,500 RSUs, which vest in equal installments over a period of three years, one-third on each anniversary of the award date. In fiscal 2011, Mr. Schindler was also granted 27,000 RSUs, which cliff-vest 36 months from the grant date. This latter grant is subject to additional performance conditions and will vest based upon satisfaction of the following specific criteria relating to his assignment, as determined and approved by the Committee. First, Mr. Schindler must remain employed with the Company until April 1, 2014, and second, Mr. Schindler is expected to hire and train his replacement within three years or, based upon mutual agreement with the Company, extend his employment with the Company. Following these initial equity awards, Mr. Schindler is not eligible for additional equity grants during his three-year assignment.

The vesting of PSUs granted in fiscal 2012 is tied to total shareholder return relative to the companies comprising the SOXX Index, measured over a three-year performance period. These are “market-based awards” for accounting purposes. The three-year performance period for the PSUs granted in fiscal 2012 will end in October 2015, and between zero and 200% of the PSUs will be earned and vest based on the following target levels:

(1)	The payout scale above shows PSU vesting percentages at percentile performance points from the 25th or less percentile to the 99th percentile. Actual vesting of PSUs will be expressed as a full percentage point ranging from 0% to 200% with interpolation between the points in the above graph.

If an executive retires, dies, becomes disabled, or is involuntarily terminated without “Cause” (as defined in the 2009 Equity Plan) before the end of the three-year performance period, the PSUs will vest pro rata based on the participant’s length of employment during the performance period, to the extent the performance goals are met for that performance period.

The fiscal 2012 PSUs are designed to incent the Company’s executives to generate shareholder returns in excess of the median total shareholder returns generated by the companies in the SOXX Index. The target awards were set using composite Radford survey data, as discussed beginning on page 15, for comparable technology and semiconductor companies, by taking the average of the median awards at companies with median revenues of between $500 million and $1.5 billion, and are designed to achieve median payout aligned with the median value of equity of these companies. If, however, the Company generates above-median total shareholder returns compared to the total shareholder returns generated by the companies in the SOXX Index, the awards are designed to result in a vesting payout of above-median equity compensation.

The Committee has adopted this structure for three primary reasons. First, the Committee sought to better align long-term incentive value for its executives with shareholder value, and the Committee believed that total shareholder return relative to the SOXX Index provides the closest measurements to a public index of those incentives. Second, vesting is tied to performance relative to shareholder return achieved by an index of similar investments, rather than performance against an absolute metric established based on internal forecasts. Relative performance measures should eliminate macroeconomic effects (positive and negative) on vesting, which are beyond the executives’ control. Third, both the Company’s total shareholder return and the total shareholder return of the companies in the SOXX Index are transparent to shareholders and Company employees and make clear the Company’s link between pay and shareholder value creation.

Vesting of Performance-Based Equity Awards

During the three-year performance period from October 1, 2009 through September 30, 2012 for PSUs granted on October 29, 2009, Company performance resulted in a total shareholder return of 101.22%, with a total shareholder return relative ranking of second out of 17 peer companies (the 94th percentile). Under the 2009 Equity Plan, performance-based share awards could vest between 0% and 200% of target based on total shareholder return relative to the SOXX Index. Based on the approved vesting schedule, this performance resulted in a vesting payout result of 188% of granted PSUs.

Equity Ownership Guidelines for Executives

The Committee has adopted stock ownership guidelines for the Company’s executive officers to more closely align the interests of the executive officers with those of the Company’s shareholders. These guidelines are based on the Committee’s review of market data and “best practice” governance guidelines. The guidelines apply to shares of the Company’s common stock owned outright by the executives, including shares held in 401(k) accounts, as well as vested RSUs and PSUs. The Committee recommends that executive officers achieve these stock ownership levels within five years, and it is notable that the CEO has exceeded this ownership level after two years of employment.

Position	Requirement
CEO	3x base salary
CFO; Chief Operating Officer (or similar role)(1)	2x base salary
Other Executive Officers	1x base salary

(1)	The Company does not currently have a Chief Operating Officer.

Compensation and Risk

In fiscal 2012, the Committee performed a risk assessment of the Company’s incentive compensation programs. The Committee reviewed the Company’s compensation practices for their potential effects on the primary risks identified to the Committee by the Company’s management in its 2012 enterprise risk assessment processes. The Committee’s compensation risk management assessment also considered risks to the success of potential strategic initiatives under consideration by management and the board of directors and also evaluated whether the Company’s compensation practices could potentially create new risks. After evaluating the structure of the Company’s compensation programs and, in particular, the appropriate levels and metrics for incentive opportunities, the Committee concluded that the programs do not encourage risks that could reasonably be considered excessive or unnecessary. The Committee believes that base salaries, the guaranteed portion of total targeted compensation, are competitive in the marketplace and also constituted the appropriate percentage of total compensation. In fiscal 2012, base salaries of the Company’s executive officers (other than the CEO) generally comprised between 25% and 35% of total targeted compensation, which the Committee believed was sufficient to balance the Company’s objectives of rewarding performance without encouraging excessive risk. In addition, the Company’s equity compensation program seeks to focus executive officers on the long-term interests of the Company through awards of performance-based shares and time-based shares that vest over multi-year periods. The Company’s stock ownership guidelines are also intended to discourage executive officers from focusing on short-term results without regard for longer term consequences. The Company’s recoupment or “clawback” policy, described below, expressly provides that the Company can cancel or “clawback” incentive compensation if the basis upon which it was paid is later shown to be materially inaccurate. Finally, severance payments to executives are not payable if the executive is terminated for “cause.” The Committee believes that the combination of compensation elements in the program, and the related Company policies, provide executive officers with appropriate incentives to create long-term, sustainable value for shareholders, while taking thoughtful and prudent risks to grow the value of the Company.

Incentive award targets and opportunities are reviewed annually, allowing the Committee to maintain an appropriate balance between rewarding high performance without encouraging excessive risk as the Company’s business evolves. The Committee works with management to continuously identify opportunities to adjust the Company’s compensation programs to recruit and retain qualified executives while aligning the interests of executives with the Company’s long-term performance.

Policy on Recovery of Previously Paid Executive Compensation

In December 2009, the Committee adopted a recoupment or “clawback” policy regarding the recovery, under certain circumstances, of executive compensation, including cash incentive compensation, stock-based awards, performance-based awards and any other form of compensation under the Company’s incentive compensation plans that are based on performance targets relating to the financial results of the Company. The policy applies to the Company’s executive officers and to the Company’s controller. In accordance with the recoupment policy, if the board of directors or the Committee determines that any fraud, gross negligence or intentional misconduct by any such officer was a significant factor contributing to the Company restating all or a portion of its financial statements, the board of directors or the Committee will take, in its discretion, such action as it deems necessary to remedy the fraud, gross negligence or intentional misconduct and prevent its recurrence. The board of directors or the Committee will also review the facts and circumstances underlying the restatement, and if any incentive award was calculated based on the achievement of financial results that were subsequently reduced due to a restatement, may in its discretion (i) require reimbursement to the Company of all or a portion of the incentive award; (ii) cancel any unvested or outstanding incentive award; and (iii) seek reimbursement of any gains realized on the exercise of the incentive awards. Under the recoupment policy, the Company may seek to recover or recoup incentive awards that were paid or vested up to 60 months prior to the date the applicable restatement is disclosed. The recoupment policy operates in addition to, and not in lieu of, any other rights of the Company to recoup or recover incentive awards under applicable laws and regulations, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act.

Chief Executive Officer Compensation

The Committee generally uses the same factors in determining the compensation of the CEO as it does for the other executive officers. The Committee considers CEO compensation in the Compensation Peer Group and the market median survey data described beginning on page 15 as a starting point for determining competitive compensation. The Committee further considers the Asian and specifically the Singapore market. The Committee then establishes Company performance objectives for the CEO and periodically assesses the performance of the CEO in consultation with the independent directors.

Mr. Guilmart joined the Company as President and Chief Executive Officer of the Company on October 1, 2010. Pursuant to an offer letter, dated August 6, 2010, that sets forth his compensation, Mr. Guilmart received an annual base salary in Singapore dollars in an amount equal to US$615,000, converted to Singapore dollars using the 30-day average exchange rate on the date of his employment letter. This resulted in a base salary of SG$841,689, which has remained fixed throughout fiscal years 2011, 2012, and now into fiscal 2013.

Also pursuant to his offer letter, Mr. Guilmart is eligible to receive a bonus of up to 200% of his base salary (100% is the annual target level for such bonus) based on the achievement of the Company’s ROIC target and certain performance goals. In fiscal 2012, Mr. Guilmart’s goals included (1) continuing to evolve and build consensus on the strategic direction of the Company, (2) growing the capacity and potential of the Company, (3) improving the time to market and effectiveness of new products and (4) building on the deployment of the key performance indicators (“KPI”) process throughout the Company. See “Cash Incentive Plan” on page 18.

Although not formulaically driving his cash incentive, the Committee has established the following key fiscal 2013 performance objectives for Mr. Guilmart:

•	board and management focus and execution on strategy;
•	deployment of business excellence (total quality management, or TQM) across all functional areas;
•	maximization of operational efficiency and flexibility through the business cycle;
•	deployment of IT infrastructure to support strategy; and
•	management risk assessment and succession planning.

When Mr. Guilmart joined the Company, he was granted PSUs with a value at target equal to $1.2 million. Under the terms of the 2009 Equity Plan, these PSUs will vest based on shareholder return under the SOXX Index as described under the heading “Long-Term Equity Incentive Compensation.” To incent Mr. Guilmart to join the Company and specifically to replace equity and bonuses from his prior employer, he received a cash payment of US$726,000 on January 3, 2011, as a new-hire award for being assigned to the Company’s headquarters in Singapore. He also was awarded two grants of RSUs of 428,965 and 75,000 units on October 1, 2010 as a new-hire award. The first grant vests in equal installments on each of the first three anniversaries of the grant date. The second grant vested on March 31, 2011.

Mr. Guilmart’s offer letter also provides for continuation of his Association de Services des Français de l’Etranger (“ASFE”)-Mobility Benefit Plan, a worldwide benefit plan for individuals living or working abroad. In addition, Mr. Guilmart received a relocation allowance of US$250,000 in fiscal 2011 and will receive US$10,000 per month as a housing allowance for 24 months beginning on January 3, 2011.

Mr. Guilmart negotiated his compensation arrangements with the Committee. The Committee took into account Mr. Guilmart’s experience, record of achievements as a chief executive and in the semiconductor industry, marketplace data concerning chief executive officers of similarly sized companies, and Mr. Guilmart’s compensation at his prior company. The Committee also determined that the mix of base pay, cash incentive compensation and equity compensation, as well as the incentive compensation metrics, do not subject the Company to excessive and unnecessary risk. The Company believes Mr. Guilmart’s compensation is fair in light of his experience and performance and as compared to the Company’s compensation peer group. The Company also entered into a Change of Control Agreement with Mr. Guilmart on the terms described below on page 37. Mr. Guilmart also is subject to the Company’s Executive Plan and the Company’s “clawback” policy.

The following graph shows the actual amounts of Mr. Guilmart’s compensation in fiscal 2011 and 2012 in terms of base salary, bonus, equity incentive compensation and non-equity incentive compensation in Singapore dollars:

Expatriate Agreements

Historically, the Company generally has not entered into employment agreements with its executives. In connection with the Company’s relocation of its headquarters to Singapore, the Company hired new executives, including Mr. Guilmart and Mr. Chou. The Company also relocated other executives, including Mr. Schindler to Singapore and Mr. Mak to Hong Kong. In light of these new-hire and expatriation arrangements, the Committee approved, in limited instances, agreements with certain executives when appropriate to recruit or retain qualified executives. Mr. Guilmart’s offer letter is described above, and Mr. Chou, Mr. Schindler and Mr. Mak’s respective agreements are described beginning on page 37.

Expatriate and Other Compensation

Executive officers do not generally receive perquisites or other personal benefits or property from the Company. The Committee generally believes that such perquisites or personal benefits can make executive compensation less transparent to shareholders. In limited instances, the Committee has approved certain relocation benefits, when appropriate, to retain talented executives and to assist in the transition of certain executives and their families to the Company’s new headquarters in Singapore. For example, Mr. Schindler has been granted an expatriate assignment in Singapore and Mr. Mak has been expatriated to Hong Kong. The Committee also has approved certain relocation benefits, when appropriate, to recruit new executives. In connection with each of the hiring of Mr. Guilmart as CEO and Mr. Chou as CFO, and their respective relocations to Singapore, the Company paid certain relocation benefits to Mr. Guilmart and Mr. Chou. In determining these relocation, expatriate and hiring arrangements, the Company and each executive negotiated the specific compensation arrangements that the executives would receive. The Committee determined the executives’ compensation based on their prior experience, record of achievement, marketplace data of similar executive officers and the executives’ prior compensation packages. The Committee believes that their compensation is aligned with the Company’s executive compensation program in terms of base salary, cash incentive and equity awards. For example, bonuses are tied to a percentage of base salary consistent with the OIC Plan, the executives are subject to the Company’s severance plans, and performance-based equity grants are determined under the same metrics as other executives’ grants. These benefits are described below in a footnote to the “Summary Compensation Table” on page 30. The Company believes that these benefits are critical to its ability to hire and retain talented executives.

The amounts shown in the “Summary Compensation Table” under the heading “Other Compensation” also include the value of Company matching contributions to the U.S.-based executive officers’ 401(k) accounts and the taxable value of certain life insurance benefits. The Company has a 401(k) Retirement Income Plan (“401(k) Plan”) for U.S.-based employees under which it matches in cash up to 4% or 6% of an employee’s contributed amount, based on years of service. In fiscal 2010, the Company’s policy on matching contributions to employees’ 401(k) accounts changed, resulting in decreased matching contributions. The Committee approved a special one-time transition payment in fiscal 2010 to all employees, who were negatively impacted by the decrease, including Mr. Salmons.

Foreign Currency Considerations

Company executive officers are compensated in local currency reflecting the primary home country location of their employment. Accordingly, Mr. Guilmart and Mr. Chou are paid, in Singapore dollars, provided that their initial base salaries upon hire were equal to a specified amount in U.S. dollars, then converted to Singapore dollars using the 30-day average exchange rate in effect on the date of their respective offer letter or letter agreement. From that point of hire, the salaries and total compensation, have been managed in local currency Singapore dollars. Mr. Guilmart and Mr. Chou receive cash incentive payments under the OIC Plan in Singapore dollars. For the purpose of the “Summary Compensation Table” on page 30 only, the base salary amounts paid in fiscal 2012 and 2011 to each of Mr. Guilmart and Mr. Chou in Singapore dollars have been translated from Singapore dollars actually received into U.S. dollars using the average conversion rate for fiscal 2012 of $1.2661 and for fiscal 2011 of $1.2606, respectively. Mr. Guilmart joined the Company at the end of fiscal 2010, and his compensation for fiscal 2010 has been translated from Singapore dollars into U.S. dollars using the average conversion rate for October 2010 of $1.3686. For purposes of the below tables, stock award amounts represent the grant date fair values and have been converted from U.S. dollars into Singapore dollars using the applicable conversion rate on the grant dates. The following tables reflect the amounts paid to them in Singapore dollars and the amounts reported in the “Summary Compensation Table.” The below tables should be read in connection with the “Summary Compensation Table,” which includes footnote disclosure relevant to the amounts listed below.

Three-Year Compensation — Singapore Dollars

Name	Fiscal Year	Salary (SG $)	Bonus (SG $)	Stock Awards (SG $)	Non-Equity Incentive Plan Compensation (SG $)	All Other Compensation (SG $)	Total (SG $)
Bruno Guilmart	2012	841,689	—	4,307,391	1,437,568	187,351	6,773,999
	2011	841,689	1,167,315	2,208,301	1,595,000	477,969	6,290,274
	2010	4,612	—	4,145,106	—	—	4,149,718
Jonathan Chou(1)	2012	396,627	61,460	1,403,148	444,067	184,477	2,489,779
	2011	296,768	226,908	913,792	394,992	199,456	2,031,916
	2010	—	—	—	—	—	—

Three-Year Compensation — U.S. Dollar Equivalent

Name	Fiscal Year	Salary (U.S. $)	Bonus (U.S. $)	Stock Awards (U.S. $)	Non-Equity Incentive Plan Compensation (U.S. $)	All Other Compensation (U.S. $)	Total (U.S. $)
Bruno Guilmart	2012	664,788	—	3,372,262	1,142,882	138,349	5,318,281
	2011	667,689	926,000	1,693,742	1,258,032	379,160	4,924,623
	2010	3,370	—	3,159,861	—	—	3,163,231
Jonathan Chou(1)	2012	313,267	50,000	1,098,526	353,216	146,411	1,961,420
	2011	235,418	180,000	700,869	283,024	158,223	1,557,534
	2010	—	—	—	—	—	—

(1)	Mr. Chou joined the Company in December 2010.

Tax and Accounting Considerations

The Committee is mindful of the potential impact upon the Company of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), which limits the deductibility of compensation in excess of $1,000,000 paid to certain executive officers of public companies, unless the compensation qualifies as “performance-based” compensation under the Code. While reserving the right of the Company to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, the Committee intends generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m) of the Code.

SUMMARY COMPENSATION TABLE

For a discussion of the Management Development & Compensation Committee’s objectives, discretion and criteria for setting compensation, see “Compensation Discussion & Analysis” beginning on page 11 of this proxy statement.

Name and Principal Position	Fiscal Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(2)(6)	Total ($)
Bruno Guilmart President and CEO	2012	664,788	—	3,372,262	1,142,882	138,349	5,318,281
	2011	667,689	926,000	1,693,742	1,258,032	379,160	4,924,623
	2010	3,370	—	3,159,861	—	—	3,163,231
Jonathan Chou Senior Vice President, CFO and Principal Accounting Officer	2012	313,267	50,000	1,098,526	353,216	146,411	1,961,420
	2011	235,418	180,000	700,869	283,024	158,223	1,557,534
T.C. Mak Vice President, Global Sales	2012	263,174	—	675,983	247,623	67,809	1,254,589
	2011	255,509	—	469,466	265,251	43,682	1,033,908
Alan Schindler Senior Vice President, Global Operations	2012	284,606	42,308	—	317,877	178,749	823,540
	2011	269,697	—	1,542,375	319,888	234,976	2,366,936
Charles Salmons Former Senior Vice President, Engineering(1)	2012	327,126	—	167,813	363,089	14,582	872,610
	2011	327,122	—	308,783	396,561	18,321	1,050,787
	2010	339,703	—	274,311	340,658	33,257	987,929

(1)	Mr. Salmons left the Company after the end of fiscal 2012. His last day was December 31, 2012.

(2)	Under the terms of his offer letter, Mr. Guilmart received a base salary of an amount in Singapore dollars equal to US$615,000 per annum converted using the 30-day average exchange rate on August 6, 2010, the date of his letter, payable in accordance with Company practice. Under the terms of his letter agreement, Mr. Chou received a base salary of an amount in Singapore dollars equal to US$285,000 per annum converted using the 30-day average exchange rate on November 16, 2010, the date of his letter. The total amount paid to each of Mr. Guilmart and Mr. Chou in Singapore dollars in fiscal 2012 was: Mr. Guilmart: SG$841,689; Mr. Chou: SG$396,627 and in fiscal 2011 was: Mr. Guilmart: SG$841,689; Mr. Chou: SG$296,768. For the purpose of this table, those amounts have been translated from Singapore dollars back to U.S. dollars using the average conversion rate for fiscal 2012 of $1.2661 and for fiscal 2011 of $1.2606. Mr. Guilmart joined the Company at the end of fiscal 2010, and his compensation for fiscal 2010 has been translated from Singapore dollars back to U.S. dollars using the average conversion rate for October 2010 of $1.3686. For a comparison of the amounts actually paid to Mr. Guilmart and Mr. Chou in Singapore dollars and the amounts reflected in the above table in U.S. dollars, see the tables provided in the “Compensation Discussion & Analysis” under the heading “Foreign Currency Considerations.”

(3)	Mr. Guilmart received a cash payment of $726,000 in fiscal 2011 as a new-hire award for being assigned to the Company’s headquarters in Singapore in accordance with the terms of his offer letter. In addition, the Committee exercised its discretion to increase Mr. Guilmart’s payment under the OIC Plan in the fourth quarter of fiscal 2011 by $200,000, which is included in this column. The Committee approved this increase to recognize Mr. Guilmart’s outstanding performance during fiscal 2011 relative to his objectives set by the board of directors upon his hire.

To incent Mr. Chou to join the Company, he received a conditional cash payment of $150,000 on his start date in accordance with the terms of his offer letter. This payment was made to Mr. Chou in Singapore dollars using the December 2010 month-end conversion rate of $1.283. Mr. Chou also received an additional $15,000 in each of the second and third quarters of fiscal 2011 in recognition of his performance during the transition of the Company’s finance functions from the U.S. to Singapore and for building the Company’s finance team in Singapore. These payments were made to Mr. Chou in Singapore dollars using the exchange rate in effect at the end of each applicable fiscal quarter. Mr. Chou also received a discretionary bonus of $50,000 at the end of fiscal 2012 in recognition of his leadership of the financial organization, as well as the integration of the IT team into finance. This amount was converted and paid to Mr. Chou in Singapore dollars using the exchange rate in effect on the last day of the fourth fiscal quarter or $1.2292.

Under the terms of Mr. Schindler’s letter agreement, in fiscal 2012 he received the first of three installments of an incremental performance bonus.

(4)	The amounts included in the “Stock Awards” column represent the full grant date fair value of the grants in fiscal 2012, 2011 and 2010 related to performance-based share awards, calculated in accordance with ASC No. 718, Compensation, Stock Compensation. “Stock Awards” include PSUs and RSUs. The amounts for fiscal 2011 have been revised to correct an error in the amounts previously reported.

The amounts reported for PSUs were valued using the Monte Carlo valuation method. For PSUs, the amounts reported were valued using the closing market price of our common stock on the date of the grant assuming payout at target performance of 100%. For fiscal 2012, these values were as follows: Mr. Guilmart, $2,728,319; Mr. Chou, $888,756; Mr. Salmons, $0; Mr. Mak, $395,758 and Mr. Schindler, $0. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2012 would have been: Mr. Guilmart, $5,456,637; Mr. Chou, $1,777,513; Mr. Salmons, $0; Mr. Mak, $791,517 and Mr. Schindler, $0.

For fiscal 2011, these values were as follows: Mr. Guilmart, $1,693,742; Mr. Chou, $517,534; Mr. Salmons, $228,907; Mr. Mak, $274,784 and Mr. Schindler, $923,400. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2011 would have been: Mr. Guilmart, $3,387,484; Mr. Chou, $1,035,069; Mr. Salmons, $457,814; Mr. Mak, $549,568 and Mr. Schindler, $1,846,800.

For fiscal 2010, these values were as follows: Mr. Guilmart $0 and Mr. Salmons $201,100. Assuming payout at maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2010 would have been: Mr. Guilmart $0 and Mr. Salmons $297,279. See the “Grants of Plan-Based Awards Fiscal 2012” table for additional information regarding the full grant date fair value for the fiscal 2012 awards.

(5)	The amounts in the this column for Mr. Guilmart and Mr. Chou reflect the U.S. dollar value earned under the OIC Plan. Mr. Guilmart and Mr. Chou were paid an equivalent amount in Singapore dollars using exchange rate in effect at the end of each applicable fiscal quarter.

(6)	The Company provides expatriate, relocation and transition benefits when appropriate. In fiscal 2012, Mr. Guilmart received other compensation of $138,349, consisting of a housing allowance of $120,000, maintenance of his ASFE-Mobility Benefit Plan and tax preparation and filing advice. Mr. Chou received other compensation of $146,411, consisting of a housing allowance of $95,238, payment of his children’s school tuition, global medical coverage and tax preparation and filing advice. Mr. Mak received other compensation of $67,809, consisting of a housing allowance of $25,000, an automobile allowance, tax preparation and filing advice, 401(k) Plan Company matching contributions, global medical coverage and the taxable value of life insurance benefits. Mr. Schindler received other compensation of $178,749, consisting of a housing allowance of $95,238, a tax equalization payment of $39,675 related to his assignment to Singapore, home leave airfare, global medical coverage, for tax preparation and filing advice, 401(k) Plan Company matching contributions and the taxable value of life insurance benefits. Amount for Mr. Salmons consists of 401(k) Plan Company matching contributions and the taxable value of life insurance benefits.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2012

The following table shows all plan-based awards granted to the named executive officers during fiscal 2012. For a discussion of the Company’s plan-based awards and the Committee’s objectives, discretion and criteria for granting awards, see “Compensation Discussion & Analysis” beginning on page 11 of this proxy statement. The stock awards identified in the table are also reported in the “Outstanding Equity Awards at 2012 Fiscal Year-End” table, which follows this table. No awards were made in fiscal 2012 under the OIC Plan that will result in future pay-outs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bruno Guilmart	10/13/2011				—	215,848	431,696		2,728,319
	10/13/2011							71,949	643,943
	9/29/2012	—	664,788	1,329,576
Jonathan Chou	10/13/2011				—	70,313	140,626		888,756
	10/13/2011							23,438	209,770
	9/29/2012	—	203,624	407,248
T.C. Mak	10/13/2011				—	31,310	62,620		395,758
	10/13/2011							31,310	280,225
	9/29/2012	—	144,746	289,492
Alan Schindler	9/29/2012	—	184,994	369,988
Charles Salmons	10/13/2011							18,750	167,813
	9/29/2012	—	212,632	425,264

(1)	Awards under the OIC Plan are paid at the end of each fiscal quarter based on performance metrics for the quarter, as described above in “Compensation Discussion & Analysis” starting on page 11. The actual payments under these awards are reported above in the “Summary Compensation Table” in the column entitled “Non-Equity Incentive Plan Compensation”.
(2)	Represents target and maximum number of shares that will be awarded if all performance-based share awards are earned at the end of the performance period. The performance target’s valuation and resulting awards are disclosed above in “Compensation Discussion & Analysis” starting on page 11.

Employment Agreements

In August 2010, the Company entered into an offer letter to Bruno Guilmart, which is described under “Chief Executive Officer Compensation” on page 26. The Company also entered into a Change of Control Agreement with Mr. Guilmart on the terms described on page 37. Mr. Guilmart also is subject to the Company’s Executive Plan and recoupment policy.

In November 2010, the Company appointed Jonathan Chou as Senior Vice President and CFO effective December 13, 2010. Pursuant to an offer letter dated November 16, 2010, Mr. Chou received an initial base salary equal to US$285,000 per annum, payable in Singapore Dollars as converted using the 30-day average exchange rate on the date of his offer letter. Mr. Chou is eligible to receive a bonus of up to 200% of his base salary (65% is the target level for such bonus) based on the achievement of certain performance targets as described in the “Cash Incentive Plan” beginning on page 18. In connection with his hiring, the Company also granted Mr. Chou PSUs with a value at target equal to US$366,000 under the terms of the 2009 Equity Plan. These PSUs vest based on shareholder return under the SOXX Index as described under “Long-Term Equity Incentive Compensation” beginning on page 21. Mr. Chou was also granted RSUs with a value equal to US$184,000 under the 2009 Equity Plan. These RSUs vest in three equal installments on each of the next three anniversaries of the grant date. To incent Mr. Chou to join the Company, he also received a conditional cash payment of US$150,000. Additionally, Mr. Chou was reimbursed for the actual cost of his relocation expenses, and he receives a housing allowance of SG$10,000 per month for the 24 months beginning in

June 2011, an education subsidy equal to 50% of the cost of education for his children for 48 months, and tax preparation and filing assistance for 2010 through 2012. He also is eligible for global health coverage as provided to other executives of the Company located outside of the U.S. The Company also entered into a Change of Control Agreement with Mr. Chou on the terms described on page 37. Mr. Chou also is subject to the Company’s Executive Plan and recoupment policy.

In December 2011, the Company entered into a letter agreement dated October 26, 2011 with T.C. Mak in connection with his assignment in Hong Kong. Under the letter agreement, Mr. Mak is serving as Vice President of Global Sales for a three-year term, which began on February 16, 2011. Mr. Mak will receive an annual allowance of US$25,000 to cover duplicate housing expenses and the cost of travel for his family. He also is eligible for global health coverage as provided to other executives of the Company located outside of the U.S. In addition, Mr. Mak will receive tax filing assistance. Mr. Mak is subject to the Company’s Officer Plan and recoupment policy.

In March 2011, the Company entered into a letter agreement with Alan Schindler in connection with his long-term assignment to the Company’s headquarters in Singapore. Under the letter agreement, Mr. Schindler is serving as Senior Vice President of Global Operations for a three-year term, which began on April 1, 2011. Mr. Schindler received an initial annual base salary of US$280,000 and is eligible to receive a bonus of up to 200% of his base salary (65% is the target level for such bonus) based on the achievement of certain performance targets as described in the “Cash Incentive Plan” beginning on page 18. Mr. Schindler was granted 67,500 PSUs under the terms of the 2009 Equity Plan. These PSUs will cliff-vest 36 months from the anniversary of the award date based on shareholder return under the SOXX Index as described under “Long-Term Equity Incentive Compensation” beginning on page 21. Mr. Schindler was also granted 27,000 RSUs under the 2009 Equity Plan, which will cliff-vest 36 months from the grant date. This award of RSUs is subject to additional performance conditions and will vest based upon satisfaction of the following specific criteria relating to his assignment, as determined and approved by the Committee. First, Mr. Schindler must remain employed with the Company until April 1, 2014, and second, Mr. Schindler is expected to hire and train his replacement within three years or, based upon mutual agreement with the Company, extend his employment with the Company. Mr. Schindler was also granted 40,500 RSUs under the 2009 Equity Plan, which will vest ratably over 36 months, with one-third vesting on each anniversary of the grant date. Following these initial equity awards, Mr. Schindler is not eligible for additional equity grants during his three-year assignment. Mr. Schindler also received a lump-sum cash payment of US$150,000 upon beginning his assignment as a relocation allowance. This payment must be returned to the Company on a pro rata basis if Mr. Schindler’s employment with the Company is terminated for “Cause” or Mr. Schindler terminates his employment for any reason other than “good reason” (as such terms are defined in the Officer Plan) before the end of his assignment. Mr. Schindler is also eligible to receive an incremental performance bonus of US$150,000 payable in three equal installments of the anniversary date of the start of his assignment in Singapore, subject to performance of goals and objectives as approved by the Committee. These goals and objectives include designing and implementing a total quality culture/process for the Company’s manufacturing operations and creating a long-term plan for the Company’s facilities in Asia. Additionally, Mr. Schindler received reimbursement for the actual cost of his relocation expenses and will receive a housing allowance of SG$10,000 per month for the duration of his assignment, reimbursement for roundtrip economy airfares between the U.S. and Singapore, and tax preparation and filing assistance for the duration of his assignment. He also is eligible for global health coverage as provided to other executives of the Company located outside of the U.S. The Company also entered into a Change of Control Agreement with Mr. Schindler on the terms described on page 37. Mr. Schindler is also subject to the Company’s Officer Plan and recoupment policy.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table shows all outstanding equity awards held by the named executive officers at September 29, 2012, the last day of fiscal 2012. The amounts reported under the “Stock Awards” column are included in the “Summary Compensation Table” under “Stock Awards” to the extent included in the amount of compensation cost recognized by the Company in fiscal 2012 for financial statement reporting purposes, as calculated in accordance with ASC No. 718, Compensation, Stock Compensation. The stock awards reported in the “Grants of Plan-Based Awards Fiscal 2012” table above are also reported in this table.

Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)	Grant Date
Bruno Guilmart	—	—	—	—	—	159,787	$1,663,383	12/13/2010
	—	—	—	—	—	215,848	$2,246,978	10/13/2011
	—	—	—	285,948	$2,976,719	—	—	10/1/2010
	—	—	—	71,949	$748,989	—	—	10/13/2011
Jonathan Chou	—	—	—	—	—	48,824	$508,258	12/13/2010
	—	—	—	—	—	70,313	$731,958	10/13/2011
	—	—	—	16,273	$169,402	—	—	12/13/2010
	—	—	—	23,438	$243,990	—	—	10/13/2011
T.C. Mak	30,000	$12.05	10/8/2013	—	—	—	—	—
	—	—	—	—	—	20,000	$208,200	10/29/2009
	—	—	—	—	—	25,923	$269,858	12/13/2010
	—	—	—	—	—	31,310	$325,937	10/13/2011
	—	—	—	6,666	$69,393	—	—	10/29/2009
	—	—	—	17,280	$179,885	—	—	12/13/2010
	—	—	—	31,130	$325,937	—	—	10/13/2011
Alan Schindler	16,000	$12.05	10/8/2013	—	—	—	—	—
	—	—	—	—	—	7,500	$78,075	10/29/2009
	—	—	—	—	—	67,500	$702,675	4/1/2011
	—	—	—	2,499	$26,015	—	—	10/29/2009
	—	—	—	27,000	$281,070	—	—	4/1/2011
	—	—	—	26,997	$281,039	—	—	4/1/2011
Charles Salmons	41,000	$12.05	10/8/2013	—	—	—	—	—
	—	—	—	—	—	30,150	$313,862	10/29/2009
	—	—	—	—	—	21,595	$224,804	12/13/2010
	—	—	—	4,949	$51,519	—	—	10/29/2009
	—	—	—	7,089	$73,796	—	—	12/13/2010
	—	—	—	18,750	$195,188	—	—	10/13/2011

(1)	Number of shares represents common shares underlying time-based RSU awards. Time-based RSUs vest in 1/3 increments on each of the first three anniversaries of the grant date, except that Mr. Salmons’s grant of 18,750 RSUs vested on December 31, 2012 and Mr. Schindler’s April 1, 2011 grant of 27,000 RSUs cliff vests on April 1, 2014, 36 months from the grant date, to the extent that specific objectives relating to his assignment in Singapore have been achieved.

(2)	Number of shares represents common shares underlying PSU awards, assuming all are earned at target performance levels at the end of the applicable performance periods. PSUs cliff vest at the end of the three-year performance period following the grant date to the extent performance goals are achieved.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2012

The following table reports all exercises of stock options by the named executive officers and all the vesting of stock awards of the named executive officers in fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bruno Guilmart	—	$—	—	$—
Jonathan Chou	—	$—	8,139	$71,135
T.C. Mak	6,500	$12,480	20,300	$190,906
Alan Schindler	—	$—	21,002	$241,459
Charles Salmons	—	$—	50,495	$520,527

POTENTIAL PAYMENTS UPON TERMINATION

Executive Severance Pay Plan

On August 9, 2011, the Committee adopted the Company’s Executive Severance Pay Plan (the “Executive Plan”). The Executive Plan applies to those Company officers who have been proposed by management to participate in the Executive Plan and approved to participate in the Executive Plan by the Committee. Mr. Guilmart and Mr. Chou are covered under the Executive Plan. The Executive Plan does not apply to those officers covered under the Company’s Officer Severance Pay Plan (described below) or those covered under a separate severance arrangement with the Company.

The Executive Plan provides for severance payments and benefits to covered officers whose employment is terminated by the Company without “Cause” and to any covered officer who terminates his or her employment for “Good Reason.” For the purposes of the Executive Plan, “Cause” means (i) intentional dishonesty, (ii) physical or mental incapacity or (iii) willful refusal to perform his or her duties persisting at least 30 days after written notice. “Good Reason” means, without the officer’s consent, (i) any substantial diminution in the position or authority of the officer which is inconsistent with the officer’s then current position or authority, (ii) reduction of the officer’s base salary (other than a percentage reduction applicable to all other officers) or exclusion of the officer from compensation or benefit plans made available to other officers in his or her salary grade, (iii) any requirement by the Company that the officer relocate his or her primary office or location to any office or location more than 30 more miles away from the officer’s then current primary office or location (except in connection with termination of expatriate assignments), and (iv) failure by any successor to the Company to expressly adopt the Executive Plan. The severance payments and benefits under the Executive Plan are as follows:

•	An amount equal to six months’ base salary as of the last day of such officer’s employment. However, if the officer enters into a general release in favor of the Company, the Company will instead pay the following:
º	24 months’ base salary, in the case of the CEO;
º	18 months’ base salary, in the case of the CFO; and
º	12 months’ base salary, in the case of all other officers.
•	Continuation of medical, prescription drug, dental and vision benefits, including for covered dependents, for the number of months severance is paid at the same contribution rate as active employees.
•	Continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of the officer’s employment, if permitted by the life insurance provider.
•	Incentive awards and/or bonuses and equity compensation in accordance with the applicable plans.

Severance payments will be paid for the specified number of months on regularly scheduled pay dates beginning within 60 days following an officer’s termination date. If the officer is subject to U.S. income tax, severance payments will be paid as follows: (i) on the first business day following the six-month anniversary of the officer’s last day of employment, the officer will receive a lump sum payment equal to six months’ base salary and (ii) thereafter, the officer will receive any remaining severance payments in accordance with such officer’s regularly scheduled pay dates.

Under the Executive Plan, the Company will not pay any severance payment or benefit to an officer terminated by the Company in connection with a divestiture of a business if the officer receives an offer of employment from the purchaser (or an affiliate of the purchaser) which includes targeted annual cash compensation of at least 90% of the officer’s targeted annual cash compensation at the Company on the last day of employment. For the purposes of this calculation, the Company targeted annual cash compensation does not include any special bonus or other amount payable or paid to the officer in connection with the disposition of the divested business. In addition, the officers are subject to noncompetition and nonsolicitation provisions which, if breached, will permit the Company to discontinue severance payments.

Officer Severance Pay Plan

On August 9, 2011, the Committee approved an amendment and restatement of the Company’s Officer Severance Pay Plan (the “Officer Plan”) to continue to provide severance benefits to three officers who are currently covered under this plan and who are not covered under the Company’s Executive Plan (described above). Mr. Salmons, Mr. Mak and Mr. Schindler are subject to the Officer Plan. The Officer Plan provides for severance payments and benefits which are generally similar to the severance payments and benefits provided for under the Executive Plan, except that a covered officer is eligible to receive an amount equal to 18 months’ base salary, provided that the officer enters into a general release in favor of the Company.

SEVERANCE AND EQUITY COMPENSATION IF TERMINATED
(NO CHANGE IN CONTROL)

The following table presents maximum payment amounts under the Company’s Executive Plan or Officer Plan, as applicable, and the values of equity awards under the Company’s equity plans for our named executive officers, other than Mr. Salmons, had they been terminated without “cause” or resigned for good reason on September 29, 2012 (outside the context of a change in control). The nature and amount of benefits payable to Mr. Salmons are described in the narrative below the table.

Name	Cash Severance(1)	Time-based Share Awards(2)	Performance-based Share Awards(3)	Total
Bruno Guilmart	$1,329,576	$1,656,883	$1,593,026	$4,579,485
Jonathan Chou	$480,828	$520,138	$138,067	$1,139,033
T.C. Mak	$397,883	$459,426	$230,645	$1,087,954
Alan Schindler	$429,450	$407,725	$215,098	$1,052,273

(1)	Messrs. Guilmart and Chou are covered under the Executive Plan, described on page 35. Messrs. Mak and Schindler are covered under the Officer Plan, described on page 36. Amounts equal the following months of base salary, payable in accordance with the Executive Plan or Officer Plan, as applicable: Mr. Guilmart: 24 months; and Messrs. Chou, Mak and Mr. Schindler: 18 months.

(2)	Time-based share awards granted under the 2009 Equity Plan vest pro rata on an accelerated basis based on full months worked upon an involuntary termination without “cause.”

(3)	Performance-based share awards granted under the 2009 Equity Plan vest pro rata based on full months worked upon an involuntary termination without “cause” based on actual achievement of performance goals as determined at the end of the three-year performance period. Values assume achievement of performance goals resulting in 100% vesting of performance-based shares. Value of shares is equal to the closing price of the Company’s stock of $10.41 on September 28, 2012.

Under the Executive Plan and the Officer Plan, no severance payments are payable upon death or disability. However, upon retirement or other termination, if the officer is retirement-eligible, any unvested stock options held by such officer are accelerated and the officer would have 12 months in which to exercise such options. If the officer is terminated and does not qualify for retirement, any vested stock options as of the date of termination would be given an additional three-month grace period in which the officer could exercise them. Additionally, all performance-based share awards vest pro rata at the completion of the performance period upon death, disability or retirement.

As previously disclosed, Mr. Salmons left the Company after the end of fiscal 2012. His last day was December 31, 2012. Mr. Salmons will receive severance of $490,691, in an amount equal to 18 months’ base salary, and other benefits consistent with the Officer Plan, provided that he enters into a general release in favor of the Company. Mr. Salmons also participated in the OIC Plan for the first quarter of fiscal 2013, and he will be eligible to receive a quarterly payment under that plan for that quarter. Mr. Salmons is also subject to customary non-competition and non-solicitation covenants.

SEVERANCE AND EQUITY COMPENSATION AFTER CHANGE IN CONTROL

The following table presents maximum payment amounts under the Change in Control Agreements or 2009 Agreement, as applicable to each officer, other than Mr. Salmons, had they been terminated on September 29, 2012 after a change in control, and the values of equity awards under the Company’s equity plans for executive officers if a change in control occurred on September 29, 2012.

Name	Change of Control Agreement(1)	Performance-based Share Awards(2)	Time-based Restricted Share Awards(2)	Total
Bruno Guilmart	$2,659,152	$3,910,360	$3,725,708	$10,295,220
Jonathan Chou	$793,366	$1,240,216	$413,392	$2,446,974
T.C. Mak	$616,719	$803,995	$575,215	$1,995,929
Alan Schindler	$472,395	$780,750	$588,123	$1,841,268

(1)	Messrs. Guilmart, Chou and Schindler are covered under the form of Change of Control Agreement described below and are eligible for the following months of payment of the Benefit Amount described on page 38: Mr. Guilmart: 24 months; Mr. Chou: 18 months; and Mr. Schindler: 12 months. Mr. Mak is covered under the 2009 Agreement described on page 38 and is eligible for 18 months of payment of total target compensation (base salary and target bonus). In each case, amounts assume the executive is terminated within 18 months of a “change in control”, as defined under the respective agreements.

(2)	For equity granted under the 2009 Equity Plan, if the surviving entity does not assume all of the outstanding awards, time-based share awards vest immediately upon a change in control and the performance requirements (but not the service period) are waived for performance-based share awards and awards are payable in cash at target performance. If the awards are assumed and the executive is terminated involuntarily without “cause” within 24-months of the event, time-based share awards vest upon termination and performance-based share awards are prorated based on full months worked and adjusted at the end of the vesting period for performance. The values above assume 100% target performance. Value of shares is based on the closing price of $10.41 on September 28, 2012.

Change of Control Arrangements

On August 9, 2011, the Committee approved a new form of Change of Control Agreement (“Change of Control Agreement”) to be entered into with its executive officers, including Mr. Guilmart, Mr. Chou and Mr. Schindler. Mr. Mak is covered under his existing change of control agreement (the “2009 Agreement” described below). The Change of Control Agreement provides for benefits in the event of the termination of an officer’s employment under certain circumstances following a change of control. Under the Change of Control Agreement a “Change of Control” includes (i) the acquisition of voting securities by any person after which such person has beneficial ownership of 50% or more of the voting power of the Company’s outstanding voting securities; (ii) an acquisition of all or substantially all of the assets of the Company; (iii) when the individuals who, at the beginning of a two-year period, were members of the Company’s board of directors, cease for any reason to constitute at least a majority of the board of directors (unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of at least 75% of the original board of directors); or (iv) a consummation by the Company of a merger, consolidation or share exchange, as a result of which the shareholders immediately before the event will not hold a majority of the voting power immediately after such event.

An officer who is a party to a Change of Control Agreement and whose employment is terminated by the Company for any reason other than “Cause,” or by the officer for “Good Reason” (as provided in the Change of Control Agreement), within 18 months after a Change of Control, will receive the following payments and benefits:

•	Termination pay equal to the benefit multiple assigned to the officer times the sum of the officer’s annual base salary and his targeted cash incentive (the “Benefit Amount”) provided that any Benefit Amount may be reduced to $10 less than the amount which would subject the officer to excise tax with respect to such payment under Section 4999 of the Code or would make payment thereof non-deductible by the Company under Section 280G of the Code;
•	Continuation of medical, prescription drug, dental, and vision benefits for number of months for which the Benefit Amount is payable for the officer, officer’s spouse and dependent children at the same premium rate as in effect prior to the officer’s termination date;
•	Continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of the officer’s employment, if permitted by the life insurance provider; and
•	Equity compensation in accordance with the applicable plans.

The benefit multiple and number of months of payment for executive officers are:

Position	Benefits Multiple	Number of Months
CEO	2x	24
CFO	1.5x	18
Other Executive Officers	1x	12

Payment of the full Benefit Amount is subject to the officer entering into a general release in favor of the Company. If the officer does not enter into a general release, the officer will only be entitled to one quarter of the Benefit Amount, payable over six months. The Benefit Amount will be paid for the specified number of months on regularly scheduled pay dates beginning within 60 days following the officer’s termination date. If the officer is subject to U.S. income tax, the Benefit Amount will be paid as follows: (i) on the first business day following the six-month anniversary of the officer’s last day of employment, the officer will receive a lump sum payment equal to six months of the Benefit Amount and (ii) thereafter, the officer will receive any remaining Benefit Amount in accordance with such officer’s regularly scheduled pay dates for the officer’s specified number of months.

If the officer is terminated upon a Change of Control, the officer is only entitled to the Benefit Amount under the Change of Control Agreement and not under any other severance plan or similar program. In addition, under the Change of Control Agreement, the officers are subject to certain confidentiality provisions.

Previously, on March 25, 2009, the Company entered into the 2009 Agreement with its then-current executive officers, including Mr. Mak. The 2009 Agreement provides for benefits in the event of the termination of an officer’s employment under certain circumstances following a “Change of Control” (having the same meaning as described above). Under the 2009 Agreement, if Mr. Mak’s employment is terminated by the Company for any reason other than “Cause”, or by the officer for “Good Reason” (as provided for in the 2009 Agreement), within 18 months after a Change of Control, will receive payments and benefits similar to those describe above for the new Change of Control Agreement at a benefit multiple of 1.5x for 18 months. Payment of the full benefit amount is subject to the officer entering into a general release in favor of the Company. If Mr. Mak does not enter into the general release, he will only be entitled to one-third of the benefit amount, payable over six months. The benefit amount is payable on the same timeframe as described above for the Change of Control Agreements. Also, if Mr. Mak is terminated upon a Change of Control, he is only entitled to the benefit amount under the 2009 Agreement and not under any other severance plan or similar program. In addition, under the 2009 Agreement, Mr. Mak would be subject to certain confidentiality provisions.

Under the 2009 Equity Plan, the 2008 Equity Plan, Plan, the 2001 Employee Incentive Stock Option and Non-Qualified Stock Option Plan, as amended (the “2001 Plan”), the 1999 Nonqualified Employee Stock Option Plan (the “1999 Plan”), the 1998 Employee Incentive Stock Option and Non-Qualified Stock Option Plan, as amended (the “1998 Plan”) and the 1994 Employee Incentive Stock Option and Non-Qualified Stock Option Plan, as amended (the “1994 Plan”), in the event of a change in control of the Company, all outstanding options become fully vested and exercisable (under the 2009 Equity Plan, if the Company is not the surviving entity). For the purposes of these plans, a change in control includes: (1) an acquisition of voting securities by any person after which such person has beneficial ownership of 50% or more of the voting power of the Company’s outstanding voting securities; (2) the individuals who, as of a date set forth in the applicable plan, were members of the Company’s board of directors cease for any reason to constitute at least two-thirds (majority under the 2009 Equity Plan) of the board of directors (unless the election, or nomination for election by the shareholders, of any new director (75% of new directors under the 2009 Equity Plan) was approved by a vote of at least two-thirds (majority under the 2009 Equity Plan) of the original board of directors); (3) approval by the shareholders of a merger or consolidation in which the shareholders immediately before the merger or consolidation do not own at least 50% of the combined voting power of the outstanding voting securities after the merger or consolidation; (4) approval by the shareholders of a complete liquidation or dissolution of the Company (except in the case of the 2009 Equity Plan) or an agreement for the sale or disposition of all or substantially all the assets; or (5) acceptance by the shareholders of shares in a share exchange in which the shareholders immediately before the share exchange do not own at least 50% of the combined voting power of the outstanding voting securities after the share exchange.

Under the Company’s 2008 Equity Plan, all outstanding performance stock and share unit awards become fully vested upon a change of control. Under the Company’s 2009 Equity Plan, upon a change of control, if the surviving entity does not assume all of the outstanding awards, restricted stock awards and share unit awards become fully vested and the performance requirements for outstanding performance stock awards are waived and such awards vest if the participant is employed by the Company on the last day of the performance period. However, if the surviving entity assumes all of the outstanding awards and the participant is involuntarily terminated without “cause” within a 24-month period of the change of control, then restricted stock awards and share unit awards become fully vested and any performance stock awards will vest on a prorated basis based on the number of full months worked in the performance period prior to termination and adjusted based on actual performance at the end of the vesting period.

DIRECTOR COMPENSATION

The following table presents all compensation paid to the Company’s directors in fiscal 2012. Mr. Guilmart was not paid any additional compensation for serving as a director in fiscal 2012.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Brian R. Bachman	$51,500	$119,972	$171,472
Chin Hu Lim	$28,359	$119,974	$148,333
John A. O’Steen	$44,667	$119,972	$164,639
Garrett E. Pierce	$53,000	$119,972	$172,972
MacDonell Roehm, Jr.	$77,000	$119,972	$196,972
Barry Waite	$43,000	$119,972	$162,972

(1)	The amounts included in the “Stock Awards” column represent the full grant date fair value of compensation cost recognized by the Company related to stock awards for fiscal 2012.

During fiscal 2012, directors who are not officers of the Company received a quarterly cash retainer of $5,000, plus $2,000 for each meeting of the board of directors attended in person and $1,000 for each telephone meeting of the board of directors attended. The Chairmen of the Audit Committee, Management Development and Compensation Committee and Nominating and Governance Committee each received additional annual retainers of $10,000, $7,500, and $5,000, respectively. For board members who assumed a committee chairman role during the year, retainers were paid pro-rata based on time served. In addition, committee members were paid $1,000 for each committee meeting attended. Mr. Roehm received an additional annual retainer of $25,000 for serving as chairman of the board of directors. Directors were paid $1,000 for each executive session not held on the date of a board meeting.

Effective for fiscal 2013, the board of directors has approved a role-based approach to director compensation, which includes eliminating fees for each meeting in exchange for higher retainer fees. In fiscal 2013, directors who are not officers of the Company will receive annual retainers of $50,000. The chairman of the board of directors will also receive an additional annual retainer of $50,000. The Chairmen of the Audit Committee, Management Development and Compensation Committee and Nominating and Governance Committee each will receive additional annual retainers of $20,000, $15,000 and $10,000, respectively. Members of the Audit Committee, Management Development and Compensation Committee and Nominating and Governance Committee will receive additional annual retainers of $10,000, $7,500 and $5,000, respectively. Board and committee members will not receive any fees for board or committee meetings held during fiscal 2013. Annual retainers will be paid in four equal installments with payments on the first day of each calendar quarter.

The 2009 Equity Plan provides for the grant of common shares to each non-employee director upon initial election to the board of directors and on the first business day of each calendar quarter while serving on the board of directors. In fiscal 2012, each non-employee director was granted a number of common shares closest in value to, without exceeding, $30,000 upon his or her initial election to the board of directors and on the first business day of each calendar quarter while serving on the board of directors. At the end of fiscal 2012, the board of directors approved an amendment to the 2009 Equity Plan that provides for an initial equity grant of a number of shares equal to, or if not equal, closest in value to without exceeding, $120,000 upon a director’s initial election to the board of directors. The board of directors made this change in the amount of the initial equity grant to align with competitive market practice as provided by Radford, and believes it was necessary to recruit or retain directors with the requisite experience, qualifications, attributes and skills that will benefit the Company. Directors will continue to receive quarterly equity grants on the first business day of each quarter closest in value to, without exceeding, $30,000.

For fiscal 2012, the Company applied the following stock ownership guidelines to non-employee directors:

•	Each non-employee director should beneficially own common shares of the Company with an aggregate market value of at least $120,000 (increased to $150,000 for fiscal 2013, to be attained within three years);
•	Each current non-employee director has met the fiscal 2012 guideline. All new directors must meet this guideline within three years after becoming a director of the Company;
•	Shares that count toward satisfaction of the stock ownership guideline include shares owned directly by the director, shares owned jointly by the director and his or her spouse, shares held by the director’s immediate family, and shares held in trust for the benefit of the director or a member of the director’s immediate family. Options or other rights to acquire stock do not count toward satisfaction of the guideline; and
•	Exceptions may be made by the Nominating and Governance Committee of the board of directors in the cases of financial hardship.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning the Company’s equity compensation plans as of September 29, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders(1)	571,536	$10.10	5,493,136
Equity compensation plans not approved by security holders(2)	266,914	$8.94	—
Total	838,450	$9.73	5,493,136

(1)	The following equity compensation plans have been approved by the Company’s shareholders: the 1994 Plan; the 1997 Director Plan; the 1998 Plan; the 2001 Plan; the 2008 Equity Plan and the 2009 Equity Plan.

(2)	The Company’s 1999 Plan is the only current equity compensation plan of the Company that has not been approved by the Company’s shareholders. This plan was approved by the board of directors on September 28, 1999 and, under the 1999 Plan, only employees of the Company and its subsidiaries who are not directors or officers were eligible to receive grants. No further grants may be made under the 1999 Plan. The Management Development and Compensation Committee of the Company’s board of directors administers the 1999 Plan. The exercise price of options granted under the 1999 Plan is equal to 100% of the fair market value of the Company’s common shares on the date of grant. Options granted under the 1999 Plan are exercisable at such dates as are determined in connection with their issuance, but not later than ten years after the date of grant. The Company last granted options under the 1999 Plan in February 2009.

(3)	As a result of the adoption of the 2009 Equity Plan, no further awards will be granted under any of the above named plans other than the 2009 Equity Plan, but shares subject to awards currently outstanding under such plans that are terminated, cancelled, surrendered or forfeited may be re-issued in the discretion of the Management Development and Compensation Committee of the Company’s board of directors under the 2009 Equity Plan.

CORPORATE GOVERNANCE

Board Matters

The board of directors has determined that directors Brian R. Bachman, Chin Hu Lim, John A. O’Steen, Garrett E. Pierce, MacDonell Roehm, Jr., Barry Waite and Mui Sung Yeo are “independent” as defined by applicable listing standards of the Marketplace Rules of the NASDAQ Global Market and the SEC rules. In fiscal 2012, the board of directors met six times and met five times in executive session.

Each director who served during fiscal 2012 attended all of the board and applicable committee meetings. From time to time, the board of directors acts by unanimous written consent as well. All directors are expected to attend the annual meeting of shareholders. All of then-current directors attended the 2012 annual meeting of shareholders.

Board Leadership

The Company’s By-laws currently provide that the chairman of the board of directors shall not be a current or former executive officer of the Company. Mr. Roehm currently serves as chairman of the board of directors and previously served as lead independent director from October 2003 until the board of directors approved the separation of the roles of CEO and Chairman in May 2010. The board of directors believes that this leadership structure enhances the independence of the board of directors, increases the effectiveness of the board of directors’ oversight of management, deters conflicts of interest and conflicts of function that may arise when the CEO is also the chairman, and permits our CEO to devote a greater amount of time and concentration to the management and development of the Company and our business.

Board’s Role in Risk Oversight

While management is responsible for risk management in daily operations, the board of directors is responsible for overall risk oversight of the Company. The board of directors oversees risk management and endeavors to understand what risks the Company faces and what steps management takes regarding those risks. The Company’s management periodically reports to the board of directors on the major risks facing the Company. Management maintains a strategic risk council, which is comprised of the CEO and his staff, and meets at least quarterly to discuss significant enterprise risks and the mitigating action plans. Enterprise risk assessments are conducted at least once every three years. Management reports the results of its enterprise risk discussion and assessment to the board of directors and updates the board of directors at least biannually on efforts to remediate identified risks. The board of directors discusses these risks with management and has the opportunity to ask questions, offer insights and challenge management to continually improve its risk assessment and management. Various committees of the board of directors also contribute to the risk oversight process. In particular, the Audit Committee focuses on financial risk; the Nominating and Governance Committee focuses on board structure, succession planning and corporate governance risk; and the Management Development and Compensation Committee focuses on creating incentives that encourage a level of risk-taking consistent with the Company’s business strategy and overall tolerance for risk.

Committees of the Board of Directors

The board of directors has a standing Audit Committee, a Management Development and Compensation Committee and Nominating and Governance Committee.

Committee Members

Audit Committee(1)	Management Development and Compensation Committee	Nominating and Governance Committee
Garrett E. Pierce (Chair) Barry Waite Mui Sung Yeo(2)	Brian R. Bachman (Chair) Chin Hu Lim(3) John A. O’Steen	John A. O’Steen (Chair)(4) Brian R. Bachman MacDonell Roehm, Jr.

(1)	Mr. Roehm is no longer a member of the Audit Committee effective December 4, 2012.
(2)	Ms. Yeo was appointed to the Audit Committee effective October 1, 2012.

(3)	Mr. Lim was appointed to the Management Development and Compensation Committee effective December 6, 2011.
(4)	Mr. O’Steen replaced Mr. Roehm, who was serving as Acting Chairman, as Chairman of the Nominating and Governance Committee effective June 5, 2012.

Audit Committee

The Audit Committee met twelve times during fiscal 2012. The board of directors has determined that all Audit Committee members are independent (as defined by the Marketplace Rules of the NASDAQ Global Market and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, or the “Exchange Act”). In addition, the board of directors has determined that MacDonell Roehm, Jr., Garrett E. Pierce, Barry Waite and Mui Sung Yeo qualify as “audit committee financial experts” as defined by the SEC. The Audit Committee, among other things, appoints the Company’s independent registered public accountants to serve for the following fiscal year, oversees their independence and meets with them to review the scope and results of the audit, considers comments made by the independent registered public accountants with respect to accounting procedures and internal controls and the consideration given thereto by the Company’s management, and reviews internal accounting procedures and controls with the Company’s financial management. The full responsibilities of the Audit Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com. While the officers of the Company are responsible for risk management in daily operations, the Audit Committee oversees audit and financial risk management. The Audit Committee discharges this responsibility on an ongoing basis by questioning management and the Company’s internal audit director on the Company’s major risk exposures and the steps management has taken to identify, monitor, control and mitigate risks. The Audit Committee reviews on a bi-annual basis the Company’s progress towards mitigating the major risks identified in the most recent and updated enterprise risk assessment.

Management Development and Compensation Committee

All members of the Management Development and Compensation Committee (the “Compensation Committee”) are independent directors (as defined in the Marketplace Rules of the NASDAQ Global Market). The Compensation Committee met nine times during fiscal 2012. The principal duties of the Compensation Committee are to establish the Company’s compensation policies, evaluate and approve compensation arrangements for the executive officers and senior managers of the Company (including establishing base salary, performance targets, eligibility, participation and award levels for incentive compensation plans), to administer the Company’s equity compensation plans and to oversee senior management succession and overall management development. The Compensation Committee may form, and may delegate its authority to, subcommittees as it deems appropriate. The full responsibilities of the Compensation Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com.

While the Company’s CEO does not participate in the determination of compensation policies set by the Compensation Committee, the Compensation Committee consults with the CEO in determining compensation levels for each executive officer and takes into consideration the CEO’s assessment of the performance of each executive officer against the factors established by the Compensation Committee. Under the terms of his offer letter, the Compensation Committee determines performance targets for Mr. Guilmart’s annual incentive cash bonus after consultation with him.

The Compensation Committee has engaged Radford, an Aon Hewitt company, for compensation consulting services. The services provided by Radford are described in the “Compensation Discussion & Analysis” at page 11.

The Compensation Committee performed a compensation risk analysis, informed in part by the most recent and updated enterprise risk assessment performed by management. In setting executive compensation, the Compensation Committee analyzes whether compensation is mitigating or exacerbating risks that could be reasonably likely to have a material adverse effect on the Company.

Nominating and Governance Committee

During fiscal 2012, the Nominating and Governance Committee was comprised of Messrs. Brian R. Bachman, John A. O’Steen and MacDonell Roehm, Jr. The board of directors has determined that each member of the Nominating and Governance Committee is independent (as defined by the Marketplace Rules of the NASDAQ Global Market). The Nominating and Governance Committee met four times during fiscal 2012. The Nominating and Governance Committee is responsible for (i) establishing criteria for selecting new directors, (ii) identifying, screening and recruiting new directors, (iii) recommending nominees for director to the board of directors and (iv) recommending to the board of directors a set of corporate governance policies for the Company.

Nominations for election as directors are determined by the board of directors after recommendation by the Nominating and Governance Committee. The Nominating and Governance Committee considers candidates for board membership suggested by its members, other board members, management and shareholders. Candidates who have been suggested by shareholders are evaluated in the same manner as other candidates. In addition to suggesting a candidate to the Nominating and Governance Committee, a shareholder may formally nominate a candidate for director by following the procedures for submission of proposals set forth in the section of this proxy statement entitled “Shareholder Proposals.” Board candidates are considered based upon their business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders as well as their personal character, integrity, foresight and judgment. The Nominating and Governance Committee further considers the diversity of a prospective director’s skills, specialized expertise, quality of education, global business experience and acumen. The Nominating and Governance Committee has periodically retained an executive search firm to identify and evaluate potential candidates for the board of directors. In fiscal 2011, Heidrick & Struggles International, Inc. identified Chin Hu Lim as a potential board candidate. In fiscal 2012, Russell Reynolds Associates, Inc. identified Mui Sung Yeo as a potential board candidate. The Nominating and Governance Committee evaluated Mr. Lim and Ms. Yeo and recommended them for election to the Company’s board of directors. The full responsibilities of the Nominating and Governance Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com. The Corporate Governance Guidelines of the Company are also posted on the Company’s website at www.kns.com.

Code of Ethics

The board of directors has adopted a Code of Ethics applicable to the Company’s senior financial officers, including the Company’s CEO, CFO, Principal Accounting Officer or Controller, and persons performing similar functions. The Company’s Code of Ethics for Senior Officers is available on the Company’s website at www.kns.com. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or a waiver of, a provision of its code of ethics by posting such information on its website at www.kns.com.

Shareholder Communications with Directors

The board of directors has implemented a process whereby shareholders may send communications directly to the board of directors’ attention. Any shareholder desiring to communicate with the board of directors, or one or more specific members thereof, should communicate in writing addressed in care of the Secretary of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034. The Secretary of the Company has been instructed by the board of directors to promptly forward all such communications to each director.

Management Development and Compensation Committee Interlocks and Insider Participation

No member of the Management Development and Compensation Committee (i) was, during fiscal 2012, or had previously been, an officer or employee of the Company or its subsidiaries nor (ii) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company, in each case that would require disclosure under applicable rules of the SEC. No interlocking relationship existed between any member of the Management Development and Compensation Committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand.

Certain Relationships and Related Transactions

Under its charter, the Audit Committee of the board of directors is responsible for reviewing any proposed related party transaction. The Audit Committee has adopted a policy generally prohibiting related party transactions. The types of transactions covered by the policy include payments for products or services to or indebtedness to or from, related parties, as defined in Rule 404(a) of Regulation S-K under the Exchange Act. The Audit Committee or the board of directors has in the past approved transactions on a case-by-case basis, considering the specific facts and circumstances.

Security Ownership of Directors, Nominees and Executive Officers

The following table shows how many common shares of the Company the directors, nominees, named executive officers and all directors, nominees and executive officers as a group were beneficially owned by as of December 3, 2012. The named executive officers are the individuals listed in the Summary Compensation Table on page 30. To the knowledge of the Company, each of the persons listed below has sole voting and investment power with respect to their beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the shares identified in the table below, unless otherwise indicated. Each person below has an address of c/o 6 Serangoon North, Avenue 5, #03-16, Singapore 554910.

Directors and Nominees	Amount (Number of Shares) of Beneficial Ownership(1)		Percent of Class
Brian R. Bachman	60,176	(2)	*
Bruno Guilmart	520,246		*
Chin Hu Lim	14,960		*
John A. O’Steen	133,167		*
Garrett E. Pierce	106,282		*
MacDonell Roehm, Jr.	128,167		*
Barry Waite	56,140		*
Mui Sung Yeo	14,408		*
Named Executive Officers Other Than Directors
Jonathan H. Chou	70,958		*
T.C. Mak	117,638		*
Charles J. Salmons	67,743		*
Alan B. Schindler	93,511		*

All directors, nominees and current executive officers as a group (16 persons)	1,572,308	(3)	1.9%

*	Less than 1.0%.

(1)	Ownership includes or consists of shares subject to outstanding options that are currently exercisable or exercisable within 60 days after December 3, 2012 in the following amounts: Mr. Bachman (20,000); Mr. Guilmart (0); Mr. Lim (0); Mr. O’Steen (20,000); Mr. Pierce (20,000); Mr. Roehm (20,000); Mr. Waite (20,000); Ms. Yeo (0); Mr. Chou (0); Mr. Mak (30,000); Mr. Salmons (41,000) and Mr. Schindler (16,000).

(2)	Includes 39,176 shares held indirectly by Mr. Bachman.

(3)	Includes 216,100 shares subject to outstanding options that are currently exercisable or exercisable within 60 days after December 3, 2012. Includes 41,411 shares held indirectly.

Security Ownership of Certain Beneficial Owners

To the knowledge of the Company, the only person or group of persons (within the meaning of Section 13(d) of the Exchange Act) that owned beneficially more than 5% of the outstanding common shares of the Company as of December 3, 2012 was as follows:

Name and Address of Beneficial Owner	Amount (Number of Shares) and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	4,324,345	5.4%

(1)	Based solely on the information provided pursuant to a statement on Schedule 13G filed with the SEC on February 9, 2012 (amounts may have changed since that date). The shareholder reported that is has sole voting power over 114,731 shares, sole dispositive power over 4,209,614 shares and shared dispositive power over 114,731 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s outstanding common shares, whom the Company refers to collectively as the “reporting persons,” to file reports of ownership and changes in ownership with the SEC, and to furnish the Company with copies of these reports.

Based solely on the Company’s review of the copies of these reports received by it and written representations received from certain of the reporting persons with respect to the filing of reports on Forms 3, 4 and 5, the Company believes that all such filings required to be made by the reporting persons for the fiscal year ended September 29, 2012 were made on a timely basis.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of Company’s board of directors has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed with management the Compensation Discussion & Analysis contained in this Proxy Statement. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion & Analysis, our Committee has recommended to the board of directors that the Compensation Discussion & Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2012 for filing with the SEC.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE

BRIAN R. BACHMAN, CHAIRMAN
CHIN HU LIM
JOHN A. O’STEEN

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to monitor the integrity of the financial statements of the Company, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent registered public accountants, and appoint the independent registered public accountants. The board of directors has determined that each member of the Audit Committee is independent (as defined in the Marketplace Rules of the NASDAQ Global Market and Rule 10A-3(b)(1) under the Exchange Act), has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and is able to read and understand fundamental financial statements. During fiscal 2012, the Audit Committee consisted of Garrett E. Pierce, MacDonell Roehm, Jr. and Barry Waite. Upon her election to the Company’s board of directors on October 1, 2012, Mui Sung Yeo was appointed to the Audit Committee. The board of directors has determined each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the SEC.

The Company retained PricewaterhouseCoopers LLP (Singapore) (“PwC Singapore”) as the Company’s independent registered public accounting firm for fiscal 2012. During fiscal 2012, the Audit Committee met with the senior members of the Company’s management team and PwC Singapore. The Audit Committee also met separately with PwC Singapore and with the Company’s CFO, Internal Audit Director and General Counsel. At these meetings, the Audit Committee discussed financial management, accounting, internal controls and legal and compliance matters.

The Audit Committee reviewed and discussed the audited financial statements included in the Company’s 2012 Annual Report to Shareholders with the Company’s management including, without limitation, a discussion of the quality and not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, as well as in Management’s Discussion & Analysis of Results of Operations and Financial Condition. In addressing the reasonableness of management’s accounting judgments, members of the Audit Committee asked for and received management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and independent registered public accountants their general preference for conservative policies when a range of accounting options is available.

In its meeting with representatives of PwC Singapore, the Audit Committee asked for and received responses to questions that the Audit Committee believes are particularly relevant to its oversight. These questions included (i) whether there were any significant accounting judgments made by management in preparing the financial statements; (ii) whether, based on the auditors’ experience and their knowledge of the Company, the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements; and (iii) whether, based on their experience and their knowledge of the Company, they believe the Company has implemented internal controls and internal audit procedures that are appropriate for the Company.

The Audit Committee discussed with PwC Singapore the matters required to be discussed by AU Section 380, “Communication with Audit Committee,” as adopted by the Public Company Accounting Oversight Board. The Audit Committee also reviewed the written disclosures and the letter from PwC Singapore required by applicable rules of the Public Company Accounting Oversight Board regarding accountants’ communications with audit committees concerning independence, and has discussed with PwC Singapore their independence, and concluded that the nonaudit services performed by PwC Singapore are compatible with maintaining their independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of (i) the Company’s management, which has the primary responsibility for financial statements and reports, and (ii) the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles and perform an audit and express an opinion on the effectiveness of internal control over financial reporting.

Prior to the appointment of PwC Singapore, the Company retained PricewaterhouseCoopers, LLP (U.S.) (“PwC US”) as the Company’s independent registered public accounting firm. In connection with the transition of the Company’s headquarters and operations to Singapore, the Audit Committee approved the transfer of the engagement from PwC US to PwC Singapore. Both PwC US and PwC Singapore are member firms of PricewaterhouseCoopers International Limited. The change became effective upon the engagement by the Company of PwC Singapore on December 9, 2011. During the fiscal year ended October 1, 2011 and during the period from October 1, 2011 through December 9, 2011, the Company had (i) no disagreements with PwC US on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to PwC US’s satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with its reports for such fiscal years or the subsequent interim period and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee has reviewed with the Company’s financial management and PwC Singapore the overall audit scope and plans, the results of internal and external audit examinations, evaluations by the independent registered public accountants of the Company’s internal controls and the quality of the Company’s financial reporting.

The report of PwC US on the financial statements and internal control over the financial reporting of the Company for the fiscal year ended October 1, 2011 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Although PwC Singapore performed audit work on components of the Company in support of PwC US audits of the consolidated financial statements and of internal control over financial reporting of the Company for the fiscal years ended October 1, 2011 and October 2, 2010 and during the period from October 1, 2011 through December 9, 2011, neither the Company’s corporate management, audit committee nor anyone on its behalf has consulted with PwC Singapore regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that PwC Singapore concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or any reportable even as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided PwC US with a copy of the foregoing disclosures pursuant to Item 304(a)(3) of Regulation S-K, and PwC US furnished the Company with a letter addressed to the SEC stating that PwC US agrees with the above statements. A copy of this letter, dated December 9, 2011, is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K dated December 9, 2011.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2012, filed with the SEC on November 19, 2012.

AUDIT COMMITTEE

GARRETT E. PIERCE, CHAIRMAN
MACDONELL ROEHM, JR.
BARRY WAITE
MUI SUNG YEO

AUDIT AND RELATED FEES

For the fiscal years ended September 29, 2012 and October 1, 2011, PwC Singapore and PwC US, respectively, billed the approximate fees set forth below:

	2012 (PwC Singapore)	2011 (PwC US)
Audit Fees	$1,130,000	$1,342,000
Audit-Related Fees	$10,000	$10,000
Tax Fees	$—	$10,000
All Other Fees	$5,100	$2,500

Audit Fees

The aggregate fees billed to the Company by PwC Singapore for the performance of the integrated audit of the Company’s fiscal 2012 consolidated financial statements and internal control over financial reporting, and assistance and review of documents filed with the SEC, including the issuance of consents, was $1,130,000. The aggregate fees billed to the Company by PwC US for the performance of such matters for fiscal 2011 was $1,342,000.

Audit-Related Fees

The aggregate fees billed to the Company by PwC Singapore during fiscal 2012 and by PwC US during fiscal 2011 for assurance and audit-related services were $10,000 in each fiscal year. Audit-related fees for fiscal 2012 and 2011 were primarily related to an agreed-upon procedures report.

Tax Fees

The aggregate fees billed to the Company by PwC US for such services during fiscal 2011 was $10,000 and related to tax return preparation for one of the Company’s subsidiaries.

All Other Fees

The aggregate fees billed to the Company by PwC Singapore during fiscal 2012 and by PwC US during fiscal 2011 for all other services were $5,100 and $2,500, respectively. Such fees for fiscal 2012 and 2011 were related to accounting research software licenses.

The Audit Committee has determined that the services provided by PwC Singapore and PwC US as set forth herein are compatible with maintaining their independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. The Company will not engage its independent registered public accounting firm to render audit or non-audit services unless, (i) the service and the related fee are specifically approved in advance by the Audit Committee or (ii) the Audit Committee pre-approves specifically described types of services that are expected to be provided to the Company by its independent registered public accounting firm during the fiscal year. Any pre-approval of specified types of services is subject to a maximum dollar amount. No fees were paid to the Company’s independent registered public accounting firm in fiscal 2012 that were not pre-approved in accordance with the Audit Committee’s policies and procedures.

SHAREHOLDER PROPOSALS

Proposals, including any nominations for director, which shareholders desire to have included in the Company’s proxy statement for the annual meeting of shareholders in 2014, pursuant to Exchange Act Regulation 14a-8, must be addressed to the Secretary of the Company and received by the Company on or before September 9, 2013 (at least 120 calendar days before the date the Company’s proxy statement is released to shareholders in connection with the 2013 annual meeting).

SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting. The deadline for these proposals for the annual meeting is November 23, 2013 (45 calendar days before the date the Company’s proxy statement is released to shareholders in connection with the previous year’s annual meeting). If a shareholder gives notice of such a proposal after this deadline, the Company’s proxy agents will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the annual meeting.

OTHER MATTERS

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by certain officers and employees of the Company personally or by written communication, telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.

Although the Company knows of no items of business which will be presented at the annual meeting other than those described herein, the proxies solicited by the board will confer discretionary authority to the proxy agents with respect to any other matters which may come before the meeting to the extent permitted by the applicable rules of the SEC. In this regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(1) which grants the proxy agents discretionary authority to vote on any shareholder proposals presented at the meeting of which the Company has not received notice at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for last year’s annual meeting. The Company received no notice of any shareholder proposal by such date (which was November 21, 2012).

As permitted by the Exchange Act, the Company may choose to deliver only one copy of the Notice to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of such documents. Shareholders residing at the same address who currently receive multiple copies of the Notice, may request delivery of only one copy of the Notice by directing a notice to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling the Investor Relations Department at (215) 784-6000. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should also be directed to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling (215) 784-6000.

The Company, upon request, will furnish to record and beneficial holders of its common shares, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for fiscal 2012. Copies of exhibits to the Form 10-K also will be furnished upon request for a payment of a fee of $.50 per page. All requests should be directed to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling (215) 784-6000.

Electronic copies of the Company’s fiscal 2012 Annual Report to Shareholders, Form 10-K and proxy statement will be available on the Company’s website at:

http://www.kns.com/investors/proxy

The Company is not including the information contained on its website as a part of, or incorporating it by reference into, this proxy statement.

By Order of the Board of Directors

SUSAN WATERS
Secretary

January 7, 2013

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KULICKE AND SOFFA INDUSTRIES, INC.

The Board of Directors recommends a vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors to serve until the 2017 Annual Meeting.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01. Mr. Chin Hu Lim
02. Mr. Garrett E. Pierce

The Board of Directors recommends a vote FOR the following proposals:

By signing this proxy, authority is given to cumulate votes in the discretion of the Proxies. To specifically cumulate votes for any nominee, set forth the number of votes after each nominee. To withhold discretionary authority for the Proxies to cumulate votes, check here: ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report With Form 10-K are available at www.proxyvote.com.

M51208-P31058-Z59026

KULICKE AND SOFFA INDUSTRIES, INC.
Annual Meeting of Shareholders
February 19, 2013 4:30 PM

This proxy is solicited on behalf of the Board of Directors

The shareholders hereby appoint Jonathan H. Chou and Lester A. Wong, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Kulicke and Soffa Industries Inc. that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 4:30 p.m., Singapore Time on February 19, 2013, at Kulicke and Soffa Industries, Inc., 6 Serangoon North, Avenue 5, #03-16, Singapore 554910, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed by the Shareholders. If no such directions are made, this proxy will be voted "FOR" the election of the nominees listed on the reverse side in Proposal 1 for the Board of Directors; and "FOR" Proposals 2 and 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CUMULATE: ______________________________

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(If you noted cumulative voting instruction above, please check the corresponding box on the reverse side.)

Continued and to be signed on reverse side